Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

MITSUBISHI HC CAPITAL INC.,

CATTLEYA ACQUISITION CORP.,

and

CAI INTERNATIONAL, INC.

Dated as of June 17, 2021

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of June 17, 2021 (this “Agreement”), is entered into among Mitsubishi HC Capital Inc., a Japanese corporation (“Parent”), Cattleya Acquisition Corp., a Delaware corporation and wholly owned Subsidiary of Parent (“Merger Sub”), and CAI International, Inc., a Delaware corporation (the “Company”). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article I.

RECITALS

WHEREAS, the respective boards of directors of Parent and Merger Sub have each (i) determined that this Agreement and the transactions contemplated hereby, including the Merger (the “Transactions”), are advisable, fair to and in the best interests of their respective company’s stockholders and (ii) adopted resolutions approving and declaring the advisability of this Agreement and the Transaction on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Company Board has, (i) unanimously determined that this Agreement and the Transactions are advisable, fair to and in the best interests of the Company and its stockholders on the terms and conditions set forth herein, (ii) adopted resolutions approving and declaring the advisability of this Agreement and the Transactions on the terms and conditions set forth herein, and (iii) adopted resolutions recommending that the stockholders of the Company entitled to vote adopt this Agreement and directing that this Agreement and the Transactions be submitted to the stockholders of the Company entitled to vote for adoption; and

WHEREAS, prior to or concurrently with the execution and delivery of this Agreement, and as an inducement to Parent’s willingness to enter into this Agreement, each of the individuals listed on Section 1.1(a) of the Company Disclosure Schedule (each such individual, a “Key Executive”) has executed a binding term sheet memorializing the material terms and conditions of a retention arrangement with Parent (or an Affiliate of Parent).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, and intending to create a contract and to be legally bound hereby, the parties agree as follows:

ARTICLE I
CERTAIN DEFINITIONS; INTERPRETATION

Section 1.1           Certain Definitions. For the purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement (including any waivers thereof or amendments thereto) that contains confidentiality, standstill and other material provisions that are no less favorable to the Company and no more favorable to any such third party than those contained in the Confidentiality Agreement and which confidentiality agreement shall not provide such person with any exclusive right to negotiate with the Company.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by,” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract, or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Agreement Date” means the date of this Agreement.

“Alternative Proposal” means any inquiry, offer, indication of interest or proposal from any Person or group of Persons (other than Parent and its Subsidiaries, including Merger Sub) that: (a) relates to the acquisition directly or indirectly, in a single transaction or a series of related transactions, of (i) fifteen percent (15%) or more of the assets of the Company and the Company Subsidiaries, taken as a whole (based on the fair market value of such assets and including in the valuation of such assets or the capital stock of the Company Subsidiaries) or (ii) any amount of voting equity interests in the Company or one or more of the Company Subsidiaries, which, together with any other voting equity interests beneficially owned by such Person or group, would be equal to fifteen percent (15%) or more of the issued and outstanding voting equity interests in the Company; (b) involves any tender offer or exchange offer that, if consummated, would result in any Person or group owning, directly or indirectly, voting equity interests in the Company or one or more of the Company’s Subsidiaries equal to fifteen percent (15%) or more of the voting equity interests in the Company or one or more of the Company Subsidiaries whose assets, individually or in the aggregate, constitute more than fifteen percent (15%) of the consolidated assets of the Company; (c) involves any merger, consolidation, business combination, binding share exchange or similar transaction, in each case, involving the Company or any of the Company Subsidiaries pursuant to which any Person (or the stockholders of such Person) or group would own, directly or indirectly, fifteen percent (15%) or more of the aggregate voting power of the Company, the resulting direct or indirect parent of the Company or one or more of the Company Subsidiaries whose assets, individually or in the aggregate, constitute more than fifteen percent (15%) of the consolidated assets of the Company, or, in the case of a merger, of the surviving entity in such merger; or (d) involves any recapitalization, liquidation or dissolution, in each case, of the Company or any of the Company Subsidiaries that are operating Subsidiaries and material to the business of the Company and the Company Subsidiaries, taken as a whole.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act, UK Bribery Act and all other applicable anti-corruption Laws.

“Anticipated Financing” has the meaning set forth in Section 6.16(a).

“Balance Sheet Date” means March 31, 2021.

“Book-Entry Share” has the meaning set forth in Section 3.1(a)(iv).

“Bring-Down Date” has the meaning set forth in Section 6.17(c).

“Burdensome Condition” has the meaning set forth in Section 6.5(c).

“Business Day” means a day on which banks are open for business in Tokyo, Japan and New York, but does not include any day that is a Saturday, Sunday or a statutory holiday in New York.

“Business IT Assets” has the meaning set forth in Section 4.16(e).

“CARES Act” has the meaning set forth in Section 4.9(i).

“Certificate” has the meaning set forth in Section 3.1(a)(iv).

“Certificate of Designation” means the Certificate of Designations of Rights and Preferences, 8.50% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Stock of CAI International, Inc., filed with the Delaware Secretary of State on March 28, 2018, as amended, and the Certificate of Designation of 8.50% Series B Cumulative Redeemable Perpetual Preferred Stock of CAI International, Inc., filed with the Delaware Secretary of State on August 10, 2018.

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” has the meaning set forth in Section 3.2(h).

“Common Merger Consideration” has the meaning set forth in Section 3.1(a)(i).

“Common Shares” has the meaning set forth in Section 3.1(a)(i).

“Common Stock” means the Common Stock of the Company, par value $0.01 per share.

“Company” has the meaning set forth in the Preamble.

“Company 401(k) Plan” has the meaning set forth in Section 6.11(d).

“Company Acquisition Agreement” has the meaning set forth in Section 6.4(a).

“Company Adverse Recommendation Change” means the Company Board or any applicable committee thereof: (a) failing to make, withdrawing, amending, modifying, or materially qualifying, in a manner adverse to Parent, the Company Board Recommendation; (b) failing to include the Company Board Recommendation in the Proxy Statement that is mailed to the Company’s stockholders; (c) recommending an Alternative Proposal; (d) failing to recommend against acceptance of any tender offer or exchange offer for the shares of Common Stock within ten Business Days after the commencement of such offer; (e) making any public statement materially inconsistent with the Company Board Recommendation; or (f) resolving or agreeing to take any of the foregoing actions.

“Company Adverse Recommendation Notice Period” has the meaning set forth in Section 6.4(e).

“Company Benefit Plan” has the meaning set forth in Section 4.10(a).

“Company Board” means the Board of Directors of the Company.

“Company Board Recommendation” has the meaning set forth in Section 4.4.

“Company Bylaws” has the meaning set forth in Section 4.1.

“Company Charter” has the meaning set forth in Section 4.1.

“Company Disclosure Schedule” has the meaning set forth in Article IV.

“Company Equity Award” has the meaning set forth in Section 4.3(d).

“Company ESPP” means the Company’s 2019 Employee Stock Purchase Plan, as amended from time to time.

“Company ESPP Rights” has the meaning set forth in Section 3.3(e).

“Company Financial Advisor” has the meaning set forth in Section 4.19.

“Company Insurance Policies” has the meaning set forth in Section 4.22.

“Company Intellectual Property” has the meaning set forth in Section 4.16(b).

“Company Material Adverse Effect” means any fact, circumstance, occurrence, effect, change, event or development that, individually or in the aggregate, has (a) resulted or would reasonably be expected to result in a material delay or impediment to the ability of the Company to consummate the Merger or the other Transactions, or (b) had or would reasonably be expected to have a material adverse effect on the assets, liabilities, business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that, in the case of clause (b), a Company Material Adverse Effect shall not be deemed to include facts, circumstances, occurrences, effects, changes, events or developments arising from or related to (except, in the case of clauses (i), (ii), (iii), (iv), (v), (vi) or (x) below, to the extent disproportionately affecting the Company and the Company Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Company and the Company Subsidiaries operate, in which case only the incremental disproportionate effect shall be taken into account): (i) conditions affecting the United States economy generally; (ii) political conditions (or changes in such conditions) in the United States (including the State of Delaware or any state in which the Company or the Company Subsidiaries operate), declared or undeclared acts of war, sabotage or terrorism, epidemics, pandemics or other contagion, including COVID-19 (including any escalation or general worsening of any of the foregoing) or national or international emergency in the United States or any other country or region of the world occurring after the date hereof; (iii) changes in the financial, credit, banking or securities markets in the United States or any other country or region in the world (including any disruption thereof and any decline in the price of any security or any market index) and including changes or developments in or relating to currency exchange or interest rates; (iv) changes required by GAAP (or interpretations thereof by the Financial Accounting Standards Board (FASB) or any Governmental Authority); (v) changes in any Laws (or interpretations thereof by a Governmental Authority); (vi) changes that are generally applicable to the industries in which the Company and the Company Subsidiaries operate; (vii) any failure by the Company to meet any internal or publicly available projections, forecasts or revenue or earnings predictions or any decline in the market price or trading volume of the capital stock of the Company (provided that the underlying causes of any such failure or decline may be considered in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein); (viii) the negotiation, execution or delivery of this Agreement, the performance by Company and the Company Subsidiaries of their obligations hereunder or the public announcement as to the identity of the parties hereto or pendency of the Merger or any of the other Transactions, including the impact of such public announcement on relationships, contractual or otherwise with customers, suppliers or employees of the Company and the Company Subsidiaries (it being understood that this clause (viii) shall not apply to any representation or warranty set forth in Section 4.5 (or the condition to Parent’s and Merger Sub’s obligation to commence the Migration Filing or consummate the Closing set forth in Section 7.2(a) or Section 7.5(a)), in each case solely to the extent related to the foregoing representations and warranties); (ix) changes in the Company’s credit rating (provided that the underlying causes of such decline may be considered in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein); (x) the occurrence of natural disasters or weather conditions adverse to the business being carried on by the Company and the Company Subsidiaries; (xi) stockholder litigation arising from or relating to this Agreement or the Merger, including any action alleging or asserting any misrepresentation or omission in any documents (including exhibits and all other information incorporated therein) filed with or furnished to the SEC; or (xii) any action taken or refrained from being taken by the Company that is required to be taken or prohibited from being taken, respectively pursuant to this Agreement, or is taken or refrained from being taken with the prior written consent or at the express direction of Parent.

“Company Permit” has the meaning set forth in Section 4.12.

“Company Reference Date” has the meaning set forth in Section 4.3(a).

“Company SEC Documents” has the meaning set forth in Section 4.6(a).

“Company Stockholder Approval” has the meaning set forth in Section 4.4.

“Company Stockholders Meeting” has the meaning set forth in Section 6.2(a).

“Company Subsidiary” means any Subsidiary of the Company.

“Confidentiality Agreement” means the Reciprocal Nondisclosure Agreement dated January 6, 2020 by and between the Company and Parent, as amended by Amendment #1 to the Reciprocal Nondisclosure Agreement dated March 17, 2021.

“Consent” has the meaning set forth in Section 4.5(b).

“Continuing Employee” means each employee (whether temporary, part-time or full-time) of the Company or any Company Subsidiary who remains employed with Parent, the Surviving Corporation or any of their respective Affiliates immediately after the Closing.

“Contract” means any written or oral contract, lease, sublease, license, indenture, note, bond, agreement, understanding, undertaking, concession, franchise or other instrument.

“Contribution” has the meaning set forth in Section 6.17(c).

“D&O Insurance” has the meaning set forth in Section 6.10(c).

“DGCL” has the meaning set forth in Section 2.1.

“Dissenting Shares” has the meaning set forth in Section 3.2(g).

“Dissenting Stockholders” has the meaning set forth in Section 3.2(g).

“DOJ” means the United States Department of Justice.

“Effective Time” has the meaning set forth in Section 2.3.

“End Date” has the meaning set forth in Section 8.2(a).

“Environmental Laws” means any Laws governing pollution, use or protection of natural resources, the protection of human health, safety or the environment, or any Hazardous Substance.

“Environmental Permits” means any Permit issued pursuant to any Environmental Law.

“Equity Incentive Plans” means collectively, (i) the CAI International, Inc. 2007 Equity Incentive Plan, as amended from time to time; and (ii) the CAI International, Inc. 2019 Incentive Plan, as amended from time to time (the “2019 Incentive Plan”).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person that, together with the Company or any Company Subsidiary (as of any relevant time), is treated as a single employer under Section 4001(b) of ERISA or Section 414(b), (c) or (m) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Shares” means, collectively, (a) any Shares owned by Parent or Merger Sub or any other Subsidiary of Parent, (b) any Shares that are Dissenting Shares and any Shares owned by the Company in treasury or by any direct or indirect wholly owned Subsidiary of the Company.

“Export Control Laws” has the meaning set forth in Section 4.24(e).

“Facilities” has the meaning set forth in Section 4.15(e).

“Filed Company Contract” has the meaning set forth in Section 4.14(a).

“Filed Company SEC Documents” has the meaning set forth in Article IV.

“Final Exercise Date” has the meaning set forth in Section 3.3(e).

“FTC” means the United States Federal Trade Commission.

“GAAP” means the United States generally accepted accounting principles.

“Governmental Approvals” has the meaning set forth in Section 6.5(a).

“Governmental Authority” has the meaning set forth in Section 4.5(b).

“Hazardous Substance” means any pollutant, contaminant, waste or chemical defined, listed or regulated as a hazardous material, hazardous substance, hazardous waste, hazardous chemical, toxic substance or words of similar import under Laws pertaining to the environment, including petroleum, its derivatives, by-products and other hydrocarbons, asbestos, asbestos-containing material, per- and polyfluoroalkyl substances, polychlorinated biphenyls and radioactive materials.

“HSR Act” has the meaning set forth in Section 5.3(b).

“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all guarantees and arrangements having the economic effect of a guarantee of such Person of any other Indebtedness of any other Person, including if the Company’s assets secure another entity’s Indebtedness, (d) reimbursement obligations under letters of credit, bank guarantees, and other similar contractual obligations entered into by or on behalf of such Person (e) capitalized lease obligations or (f) all Indebtedness of any Person other than the Company or any of the Company Subsidiaries, the payment of which the Company or any of the Company Subsidiaries is liable, directly or indirectly, as obligor, guarantor, surety, or otherwise.

“Indemnified Person” has the meaning set forth in Section 6.10(a).

“Information Privacy and Security Laws” means any and all Laws applicable to the Company or any Company Subsidiary, as the case may be, concerning the privacy, data protection, processing, transfer or security of Personal Information, including, to the extent applicable to the Company or any Company Subsidiary, as the case may be, the following and their implementing regulations: the Fair Credit Reporting Act, the Federal Trade Commission Act, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, state data security laws, state data breach notification laws, and state consumer protection laws relating to the transfer of Personal Information, and any laws applicable to the Company or any Company Subsidiary, as the case may be concerning requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording or any outbound communications (including, but not limited to, outbound calling and text messaging, telemarketing, and e-mail marketing).

“Intellectual Property Rights” means any and all intellectual property rights of every kind and description throughout the world, including rights with respect to: (a) patents, patent applications, invention disclosures and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof (“Patents”); (b) trademarks, service marks, trade names, domain names, logos, slogans, trade dress, design rights and other similar designations of source of origin, together with the goodwill symbolized by any of the foregoing (“Trademark”); (c) copyrights and copyrightable subject matter (“Copyrights”); (d) trade secrets and all other confidential and proprietary information, ideas, know-how, inventions, processes, formulae, models and methodologies; (e) Internet domain names; (f) all rights in other similar intangible assets; (g) all applications and registrations for the foregoing; and (h) all rights and remedies against past, present and future infringement, misappropriation or other violation thereof.

“International Company Benefit Plan” means any Company Benefit Plan that is not a U.S. Company Benefit Plan.

“Intervening Event” has the meaning set forth in Section 6.4(e).

“Key Contract Consents” has the meaning set forth in Section 6.17(b).

“Key Employee” means each of the individuals listed on Section 1.1(b) of the Company Disclosure Schedule.

“Key Executive” has the meaning set forth in the Recitals.

“Knowledge of Parent” means the actual knowledge of any of the executive officers of Parent.

“Knowledge of the Company” means the actual knowledge of any of the individuals set forth on Schedule 1.1.

“Laws” means all applicable foreign, federal, provincial, state and local statutes, laws, ordinances, regulations, rules, resolutions, determinations, injunctions, common law rulings, awards (including awards of any arbitrator) and Orders.

“Leased Real Property” has the meaning set forth in Section 4.15(b).

“Letter of Transmittal” has the meaning set forth in Section 3.2(c)(i).

“Liens” means all pledges, liens, licenses, easements, rights-of-way, encroachments, restrictions on transfer, charges, mortgages, encumbrances, security interests, options, rights of first refusal, rights of way, servitudes, hypothecs or similar encumbrance.

“Material Contract” means each Contract described in Section 4.14(b) and each Filed Company Contract.

“Merger” has the meaning set forth in Section 2.1.

“Merger Consideration” means the Common Merger Consideration, the Series A Preferred Merger Consideration and the Series B Preferred Merger Consideration, as applicable.

“Merger Sub” has the meaning set forth in the Preamble.

“Migrating Subsidiaries” means Container Applications Limited, a Barbados corporation, and CAL Funding IV Limited, a Bermuda exempted company.

“Migration” has the meaning set forth in Section 6.17(a).

“Migration Commencement Time” has the meaning set forth in Section 6.17(c).

“Migration Contract Consents” has the meaning set forth in Section 6.17(b).

“Migration Filings” means the taking of all actions and the making of all filings, including without limitation, the making of the filings set forth on Schedule 6.17(c)(ii), required to effect the provisions of clause (i) of the definition of “Migration.”

“Non-Tax Sharing Agreements” has the meaning set forth in Section 4.9(b).

“NYSE” means the New York Stock Exchange.

“OFAC” has the meaning set forth in Section 4.24(c).

“Option” means each stock option (as defined under the Equity Incentive Plans) that is granted pursuant to an Equity Incentive Plan that remains outstanding immediately prior to the Effective Time.

“Option Holder” means a Person who holds an outstanding Option immediately prior to the Effective Time.

“Order” has the meaning set forth in Section 4.5(a).

“Parent” has the meaning set forth in the Preamble.

“Parent 401(k) Plan” has the meaning set forth in Section 6.11(d).

“Parent Benefit Plan” has the meaning set forth in Section 6.11(b).

“Parent Material Adverse Effect” means any fact, circumstance, occurrence, effect, change, event or development that, individually or in the aggregate, would or would be reasonably expected to prevent, materially impede or materially delay the ability of Parent or Merger Sub to perform its obligations under this Agreement or to consummate the Merger and pay the aggregate Merger Consideration and other amounts required to be paid by Parent and Merger Sub hereunder.

“Parent Related Parties” has the meaning set forth in Section 8.6(f).

“Parent Termination Fee” means $35,000,000.

“Paying Agent” has the meaning set forth in Section 3.2(a).

“Paying Agent Agreement” has the meaning set forth in Section 3.2(a).

“Payment Fund” has the meaning set forth in Section 3.2(b).

“Permit” has the meaning set forth in Section 4.5(b).

“Permitted Liens” means, collectively, (a) landlords’, suppliers’, mechanics’, carriers’, workmen’s, legal hypothecs, repairmen’s, materialmen’s, warehousemen’s, construction and other similar statutory Liens arising or incurred by operation of law in the ordinary course of business, in each case, with respect to amounts not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (b) Liens for Taxes, utilities (including water, sewer, utility, trash and other similar charges or assessments) and other governmental charges that are not due and payable; (c) all present and future Laws, including building, land use, zoning and Environmental Laws now or hereafter in effect relating to the Real Property, including any landmark designations, zoning variances and special exception and other similar requirements or restrictions or applicable land use Laws and municipal bylaws, and development, site plan, subdivision or other agreements with municipalities which, in each case, are not violated by the current use and operation of the Real Property; (d) non-exclusive licenses to Intellectual Property Rights granted in the ordinary course of business; (e) deposits made in the ordinary course of business to secure payments of worker’s compensation, unemployment insurance or other types of social security benefits or the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), public or statutory obligations, and surety, stay, appeal, customs or performance bonds, or similar obligations arising in each case in the ordinary course of business; (f) Liens resulting from applicable United States federal or state securities Laws; (g) Liens incurred in connection with any purchase money security interests, equipment leases or similar financing arrangements; (h) the reservations, limitations, rights, provisos and conditions, if any, expressed in any grant or permit from any Governmental Authority or any similar authority including those reserved to or vested in any Governmental Authority which, individually or in the aggregate, do not, and would not reasonably be expected to, materially and adversely impair the occupancy, use or value of the property to which they relate for the purposes for which it is currently used in connection with the Company’s business; (i) Liens incurred in the ordinary course of business that do not, individually or in the aggregate, materially detract from the value of, or materially impair the use of, property to which such Liens apply; (j) Liens securing the obligations of the Company and the Company Subsidiaries under existing Indebtedness; (k) with respect to the Real Property, (i) easements, quasi-easements, licenses, covenants, rights-of-way, rights of re-entry or other similar restrictions, including any other agreements, conditions or restrictions that would be shown by a current title report or other similar report or listing, which, individually or in the aggregate, do not, and would not reasonably be expected to, materially and adversely impair the occupancy, use or value of the subject Real Property for the purposes for which it is currently used in connection with the Company’s business, (ii) the Real Property Leases and (iii) any conditions that would be shown by a current survey or physical inspection, which, individually or in the aggregate, do not, and would not reasonably be expected to, materially and adversely impair the occupancy, use or value of the subject Real Property for the purposes for which it is currently used in connection with the Company’s business; (l) the rights of lessees of equipment pursuant to leases and direct finance leases entered into by the Company and its Subsidiaries in the ordinary course of business; and (m) the items set forth in Section 1.1 of the Company Disclosure Schedule.

“Person” means any natural individual, corporation, partnership, limited liability company, joint venture, association, bank, trust company, trust or other entity, whether or not a legal entity, or any Governmental Authority.

“Personal Information” means any information, in any form, that could reasonably be used to identify, contact, or locate a single person.

“Preferred Amount” means an amount equal to $25.

“Preferred Stock” means the Series A Preferred Stock of the Company and Series B Preferred Stock of the Company.

“Privacy Policies” has the meaning set forth in Section 4.21(b).

“Proxy Statement” has the meaning set forth in Section 6.2(a).

“PRSU” means each RSU that is granted pursuant to an Equity Incentive Plan, that is subject to vesting in part based on the achievement of corporate performance goals that have not been satisfied as of immediately prior to the Effective Time and that remains outstanding immediately prior to the Effective Time.

“Real Property” means the Leased Real Property, together with any Facilities located thereon.

“Real Property Leases” has the meaning set forth in Section 4.15(b).

“Record Date” means the record date that has been fixed for the Company Stockholders Meeting.

“Record Holder” means, with respect to any shares of Common Stock, Series A Preferred Stock, or Series B Preferred Stock, a Person who was, as of the Record Date, the holder of record of such shares of capital stock of the Company.

“Registered Intellectual Property Rights” has the meaning set forth in Section 4.16(a).

“Regulatory Laws” means the HSR Act, the Sherman Antitrust Act of 1890, and the rules and regulations promulgated thereunder, the Clayton Act of 1914, and the rules and regulations promulgated thereunder, the Federal Trade Commission Act of 1914, and the rules and regulations promulgated thereunder, and any other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Release” has the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601(22).

“Representatives” means, with respect to any Person, the directors, officers, employees, affiliates, investment bankers, attorneys, accountants and other advisors of such Person.

“Restricted Stock” means each share of Restricted Stock (as defined under the 2019 Incentive Plan) that is granted pursuant to the 2019 Incentive Plan and remains outstanding and unvested immediately prior to the Effective Time.

“RSU” means each Restricted Stock Unit (as defined under the Equity Incentive Plans) that is granted pursuant to such applicable Equity Incentive Plan and remains outstanding immediately prior to the Effective Time.

“RSU Holder” means a Person who holds an outstanding RSU or PRSU immediately prior to the Effective Time.

“Sanctions” has the meaning set forth in Section 4.24(c).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder.

“Securitization Vehicle” has the meaning set forth in Section 4.23.

“Series A Preferred Merger Consideration” has the meaning set forth in Section 3.1(a)(ii).

“Series A Preferred Shares” has the meaning set forth in Section 3.1(a)(ii).

“Series A Preferred Stock” means the 8.50% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Stock, par value $0.0001 per share, the rights, powers, and preferences of which are set forth in the Amended and Restated Certificate of Designations filed with the Delaware Secretary of State on March 28, 2018, as amended.

“Series B Preferred Merger Consideration” has the meaning set forth in Section 3.1(a)(iii).

“Series B Preferred Shares” has the meaning set forth in Section 3.1(a)(iii).

“Series B Preferred Stock” means the 8.50% Series B Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Stock, par value $0.0001 per share, the rights, powers, and preferences of which are set forth in the Certificate of Designations filed with the Delaware Secretary of State on August 10, 2018.

“Service Provider” means any current (unless otherwise noted) director, officer, employee (whether temporary, part-time or full-time) or individual independent contractor of the Company or any Company Subsidiary.

“Service Provider List” has the meaning set forth in Section 4.17(a).

“Shares” has the meaning set forth in Section 3.1(a)(iii).

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other business entity of which a majority of the shares of voting securities is at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.

“Superior Proposal” means a bona fide unsolicited written Alternative Proposal (except that, for purposes of this definition, each reference in the definition of “Alternative Proposal” to “fifteen percent (15%)” shall be deemed to be a reference to “fifty percent (50%)”) that the Company Board determines in good faith, (after consultation with its outside legal and financial advisor), taking into account all legal, regulatory and financial aspects of the proposal (including conditionality, expected timing and likelihood of consummation of the proposal) (x) is reasonably likely to be consummated in accordance with its terms, and (y) is more favorable from a financial point of view to the stockholders of the Company than the Transactions (after taking into account any revisions to the terms of this Agreement committed to in writing by Parent in response to such Superior Proposal pursuant to Section 6.4).

“Superior Proposal Notice Period” has the meaning set forth in Section 6.4(d).

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Taxes” means all federal, state, local, provincial, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, escheat, employment, pension, environmental (under Section 59A of the Code), severance, withholding, franchise, value added and other taxes, customs, tariffs, imposts, levies, duties, fees or other assessments or charges related to any tax of any kind imposed by a Governmental Authority, together with all interest, penalties and additions imposed with respect to such amounts (whether disputed or not) under Law.

“Taxing Authority” means a Governmental Authority charged with the authority to collect Taxes.

“Tax Returns” means all Tax returns, declarations, statements, elections, estimates, reports, schedules, forms and information returns, together with any supplements or amendments thereto, filed or required to be filed with any Governmental Authority relating to Taxes.

“Termination Fee” means $35,000,000.

“Transaction Documents” means this Agreement, the Paying Agent Agreement, the Company Disclosure Schedule, the Confidentiality Agreement and all other agreements, certificates, instruments and documents to be executed or delivered by one or more of the parties in connection with the Transactions.

“Transactions” has the meaning set forth in the Recitals.

“U.S. Company Benefit Plan” means any Company Benefit Plan that covers Service Providers who perform (or who, as of immediately prior to termination of their employment or other service with the Company or any Company Subsidiary, performed) service primarily within the United States.

Section 1.2          Interpretation; Article and Section References. Any reference in this Agreement to a statute refers to the statute, any amendments or successor legislation, and all regulations promulgated thereunder, as in effect at the relevant time. Any reference to a contract, instrument or other document as of a given date means the contract, instrument or other document as amended, supplemented and modified from time to time through such date. The headings contained herein are for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All preamble, recital, article, section, paragraph, annex, exhibit and schedule references are to the preambles, recitals, articles, sections, paragraphs, annexes, exhibits and schedules of this Agreement unless otherwise specified. All references herein to “dollars” or “$” are to United States dollars. All references herein to any period of days will mean the relevant number of calendar days unless otherwise specified. When calculating the period of time before which, within which or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded. If the last day of such period is a non-Business Day, the period in question will end on the next succeeding Business Day. All references herein to a “party” or “parties” are to a party or parties to this Agreement unless otherwise specified. Words in the singular will be held to include the plural and vice versa. Words of one gender will be held to include the other genders as the context requires. The terms “hereof,” “herein,” “hereunder,” “hereto” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The word “or” will not be exclusive. Any accounting term used in this Agreement will have, unless otherwise specifically provided herein, the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder will be computed, unless otherwise specifically provided herein, in accordance with GAAP. The parties acknowledge and agree that each has negotiated and reviewed the terms of this Agreement, assisted by such legal and Tax counsel as they desired, and has contributed to its revisions. The parties further agree that the rule of construction that any ambiguities are resolved against the drafting party will be subordinated to the principle that the terms and provisions of this Agreement will be construed fairly as to all parties and not in favor of or against any party. Unless otherwise specified, any amounts to be deposited with Paying Agent, or paid and delivered or disbursed in accordance with Article III, will be deposited or paid and delivered or disbursed by wire transfer of immediately available funds to the recipient thereof.

ARTICLE II
THE MERGER

 Section 2.1        The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”) Merger Sub shall be merged with and into the Company at the Effective Time (the “Merger”). Following the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

Section 2.2          Closing. The closing of the Merger (the “Closing”) will occur remotely via the electronic exchange of documents and signatures, as soon as reasonably practicable, but in no event later than four (4) Business Days after satisfaction or, to the extent permitted by applicable Law and this Agreement, waiver of all conditions to the obligations of the parties set forth in Section 7.4, Section 7.5 and Section 7.6 of Article VII (other than such conditions as may, by their terms, only be satisfied at the Closing, but subject in each case to the satisfaction or, to the extent permitted by applicable Law and this Agreement, waiver of such conditions), or on such other date as the parties may mutually agree in writing. The day on which the Closing occurs is referred to as the “Closing Date.”

Section 2.3         Effective Time. Subject to the provisions of this Agreement, on the Closing Date, the parties shall file a certificate of merger (the “Certificate of Merger”), in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL. The Merger shall become effective on such date and time as the Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such later date and time as Parent and the Company shall agree and specify in the Certificate of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.

Section 2.4         Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

Section 2.5        Certificate of Incorporation and Bylaws. At the Effective Time, (a) the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Laws (subject to Section 6.10), and (b) the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Laws (subject to Section 6.10).

Section 2.6           Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the Certificate of Incorporation and bylaws of the Surviving Corporation.

Section 2.7          Directors(a). The directors of Merger Sub immediately prior to the Effective Time shall be, and the parties shall take, and cause to be taken, all actions necessary so that the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the Certificate of Incorporation and bylaws of the Surviving Corporation.

ARTICLE III
EFFECT OF THE TRANSACTIONS ON CAPITAL STOCK

 Section 3.1          Effect of the Merger on Capital Stock.

(a)          Conversion of Common Stock and Preferred Stock. At the Effective Time, as a result of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any capital stock of the Company:

(i)        each share of Common Stock that is issued and outstanding immediately prior to the Effective Time (collectively, “Common Shares”), other than Common Shares that are Excluded Shares, shall be converted into the right to receive $56.00 in cash, without interest (the “Common Merger Consideration”), subject to deductions of any applicable withholding Tax in accordance with Section 3.2(h);

(ii)         each share of Series A Preferred Stock that is issued and outstanding immediately prior to the Effective Time (collectively, “Series A Preferred Shares”), other than Series A Preferred Shares that are Excluded Shares, shall be converted into the right to receive an amount equal to the sum of: (A) the Preferred Amount; plus (B) the aggregate amount of all accrued and unpaid dividends on such Series A Preferred Share as of the Effective Time, in cash without interest (the “Series A Preferred Merger Consideration”), subject to deductions of any applicable withholding Tax in accordance with Section 3.2(h);

(iii)        each share of Series B Preferred Stock that is issued and outstanding immediately prior to the Effective Time (collectively, “Series B Preferred Shares” and, together with the Common Shares and Series A Preferred Shares, the “Shares”), other than Series B Preferred Shares that are Excluded Shares, shall be converted into the right to receive an amount equal to the sum of: (A) the Preferred Amount; plus (B) the aggregate amount of all accrued and unpaid dividends on such Series B Preferred Share as of the Effective Time, if any, in cash without interest (the “Series B Preferred Merger Consideration”), subject to deductions of any applicable withholding Tax in accordance with Section 3.2(h); and

(iv)      (A) upon conversion as set forth in this Section 3.1(a), all of the Shares, shall cease to be outstanding, shall be automatically canceled and shall cease to exist, (B) each certificate (each a “Certificate”) representing any such Shares shall be deemed to represent only the right to receive, upon surrender of such Certificate in accordance with Section 3.2(c), the applicable Merger Consideration, and (C) each holder of (x) any Certificates representing any such Shares or (y) any such Shares not represented by certificates (each, a “Book-Entry Share”) will cease to have any rights with respect to any such Certificate or Book-Entry Shares, except the right to receive the applicable Merger Consideration upon surrender of such Book-Entry Share or Certificate in accordance with Section 3.2(c).

(b)         Treatment of Excluded Common Stock and Preferred Stock. At the Effective Time, as a result of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any capital stock of the Company, each Excluded Share shall cease to be outstanding, shall be automatically canceled without payment of any consideration therefor and shall cease to exist, subject to the right of the Record Holders of any Dissenting Shares to demand appraisal with respect to such Dissenting Shares or to receive the applicable Merger Consideration as contemplated by Section 3.2(g).

(c)         Treatment of Merger Sub Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the Company, Parent or Merger Sub, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 3.2           Payment.

(a)       Paying Agent. Not fewer than three Business Days before the Closing Date, Parent shall (i) select a bank or trust company, satisfactory to the Company in its reasonable discretion, to act as the paying agent for the payment of the amounts to be paid pursuant to Section 3.1(a) (the “Paying Agent”) and (ii) enter into a paying agent agreement with the Paying Agent on terms and conditions that are satisfactory to the Company in its reasonable discretion (the “Paying Agent Agreement”). Parent shall be responsible for all fees and expenses of the Paying Agent.

(b)          Payment Fund. At or prior to the Effective Time, Parent shall deposit (or cause to be deposited) with the Paying Agent an amount, in cash, sufficient to make all payments pursuant to this Article III (such amount, the “Payment Fund”). If a Dissenting Stockholder effectively withdraws its demand for, or loses its, appraisal rights pursuant to Section 262 of the DGCL with respect to any Dissenting Shares, Parent shall make available or cause to be made available to the Paying Agent additional funds in an amount equal to the product of (i) the number of Dissenting Shares for which the Dissenting Stockholder has withdrawn its demand for, or lost its, appraisal rights pursuant to Section 262 of the DGCL and (ii) the applicable Merger Consideration for such Dissenting Shares. The Paying Agent shall invest the Payment Fund as directed by Parent provided that such investments shall be (A) in obligations of or guaranteed by the United States of America, (B) in commercial paper obligations rated A‑1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Financial Services LLC, respectively, (C) in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10,000,000,000 or (D) in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of investment. Any interest and other income resulting from such investment shall become a part of the Payment Fund, and any amounts in excess of the aggregate amounts payable under this Article III shall be promptly returned to Parent (or its designee). To the extent that there are any losses with respect to any such investments, or the Payment Fund diminishes for any reason below the level required for the Paying Agent to make prompt cash payment under this Article III, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Payment Fund so as to ensure that the Payment Fund is at all times maintained at a level sufficient for the Paying Agent to make such aggregate payments under this Article III.

(c)          Payment Procedures.

(i)          Promptly after the Effective Time and in any event not later than the second Business Day following the Effective Time, Parent shall cause to be mailed to each record holder, as of immediately prior to the Effective Time, of Shares that have converted pursuant to Section 3.1(a) into the right to receive the applicable Merger Consideration with respect thereto a letter of transmittal in customary form containing instructions for use in effecting the surrender of the Certificates (the “Letter of Transmittal”). The Letter of Transmittal shall specify that delivery of Shares shall be effected, and risk of loss and title shall pass, only upon (x) in the case of certificated Shares, proper delivery of the Certificates to the Paying Agent and (y) in the case of Book-Entry Shares, reasonable and customary provisions regarding delivery of an “agent’s message” with respect to such Book-Entry Shares.

(ii)        In the case of certificated Shares, upon surrender to the Paying Agent of a Certificate representing any such Shares that have been converted into the right to receive Merger Consideration pursuant to Section 3.1(a), together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, Parent shall cause the Paying Agent to deliver to the record holder of such Certificate a check or wire transfer for the amount of applicable Merger Consideration for each Share formerly represented by such Certificate, and such Certificate shall then be canceled.

(iii)        With respect to Book-Entry Shares, upon receipt by Paying Agent of an “agent’s message” (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) with respect to any Book-Entry Shares representing any Shares that have been converted in the right to receive Merger Consideration pursuant to Section 3.1(a), Parent shall cause the Paying Agent to deliver to the record holder of such Book‑Entry Shares a check or wire transfer for the amount of Merger Consideration that such record holder is entitled to receive pursuant to Section 3.1(a) of this Agreement in respect of such Book‑Entry Shares, and such Book‑Entry Shares shall then be canceled.

(iv)       No interest shall be paid or accrued on the cash payable upon the surrender or transfer of any Certificate or Book-Entry Share. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, or if payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book‑Entry Share shall be properly transferred and that the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate or Book‑Entry Share surrendered or shall have established to the reasonable satisfaction of Parent or the Paying Agent that such Tax either has been paid or is not applicable.

(v)        Promptly after the Effective Time, and in any event, not later than the first Business Day after the Effective Time, the Paying Agent shall deliver to the Surviving Corporation an amount, in cash, sufficient to make all payments pursuant to Section 3.3, and Parent shall cause, promptly after the receipt of such payment by the Surviving Corporation, and in any event no later than ten Business Days following the Closing Date, each Option Holder and RSU Holder to be paid through a payroll or other appropriate account of the Surviving Corporation or any its Affiliates the amounts provided for in Section 3.3, subject to deductions of any applicable withholding Tax in accordance with Section 3.2(h).

(d)        Transfers. From and after the Effective Time, the stock transfer books of the Company shall be closed with respect to Shares and there shall be no transfers on the stock transfer books of the Company of any Shares. If, after the Effective Time, any Person presents to the Surviving Corporation, Parent or Paying Agent any Certificates for transfer or any transfer instructions relating to Shares canceled in the Merger, such Person shall be given a copy of the Letter of Transmittal and directed to comply with the instructions in that letter of transmittal in order to receive any cash to which such Person is entitled pursuant to this Article III.

(e)         Termination of Payment Fund. Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains unclaimed by the record holders of Shares as of immediately prior to the Effective Time (other than Excluded Shares) for 12 months after the Effective Time shall be delivered to the Surviving Corporation (or its designee). Any record holder of Shares as of immediately prior to the Effective Time (other than Excluded Shares) who has not complied with this Article III prior to the date that is 12 months after the Effective Time shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or similar laws) only as a general creditor thereof for payment of the applicable Merger Consideration for such Shares upon compliance with the instructions in the Letter of Transmittal, without any interest thereon. Notwithstanding the foregoing, neither Parent nor the Surviving Corporation shall be liable to any record holder of Shares as of immediately prior to the Effective Time for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. All cash paid upon the surrender of Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates.

(f)          Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, or destroyed, and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue, in exchange for such lost, stolen, or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate as contemplated under this Article III.

(g)          Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any Shares which are held immediately prior to the Effective Time of the Merger by a stockholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands appraisal of such Shares (the “Dissenting Shares”) pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the “Dissenting Stockholders”), shall not be converted into or be exchangeable for the right to receive the applicable Merger Consideration, but instead such holder shall be entitled only to such rights as are accorded under Section 262 of the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the rights set forth in Section 262 of the DGCL), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost its right to appraisal under the DGCL. If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s Shares shall thereupon be treated as if they had been converted into the right to receive, as of the Effective Time, the applicable Merger Consideration for each such Share, in accordance with Section 3.1, without interest and subject to deductions of any applicable withholding Tax in accordance with Section 3.2(h). The Company shall give Parent prompt notice of any demand for appraisal or attempted withdrawal of such demand that is received by the Company relating to Company stockholders’ rights of appraisal. Parent shall have the right to direct all negotiations and proceedings with respect to all demands for appraisal by Company stockholders under the DGCL. Except to the extent required by applicable Law, the Company shall not voluntarily offer to make, or otherwise negotiate or make any payment with respect to any demand for appraisal without the prior written consent of Parent, not to be unreasonably withheld, delayed or conditioned.

(h)       Withholding Rights. Each of Parent, Merger Sub, the Surviving Corporation and the Paying Agent shall be entitled, without duplication, to deduct and withhold from any consideration otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986 (the “Code”), or any other applicable state, local or non-U.S. Tax law. To the extent that amounts are so withheld by Parent, Merger Sub, the Surviving Corporation or the Paying Agent, as the case may be, such withheld amounts shall be (i) timely remitted by Parent, Merger Sub, the Surviving Corporation or the Paying Agent, as applicable, to the applicable Governmental Authority, and (ii) to the extent remitted pursuant to the foregoing subsection (i), treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Parent, Merger Sub, the Surviving Corporation or the Paying Agent, as the case may be.

Section 3.3           Treatment of Company Equity Awards.

(a)        Prior to the Effective Time, the Company Board or a committee thereof shall take such actions as are necessary to cause (i) the performance conditions of each PRSU to be deemed satisfied at 100% of the relevant target level of achievement (notwithstanding any contrary provision in any agreement or document governing or evidencing the relevant PRSU) and (ii) each Option, PRSU, RSU and share of Restricted Stock to become fully vested and free of any applicable forfeiture restrictions, in each of clauses (i) and (ii), effective as of immediately prior to the Effective Time.

(b)         In-the-Money Company Options. On the terms and subject to the conditions set forth in this Agreement, and without any action on the part of Parent, Merger Sub, the Company or any Option Holder, each Option that has a per share exercise price that is less than the Common Merger Consideration, shall not be assumed by Parent and shall instead be cancelled at the Effective Time in exchange for a payment by Parent of an amount in cash, without interest, equal to the product of (x) the aggregate number of Shares subject to such Option multiplied by (y) the excess of the Common Merger Consideration over the applicable per share exercise price of the Option. As of the Effective Time, each Option Holder shall cease to have any rights with respect thereto, except the right to receive the foregoing consideration. All payments under this Section 3.3(b) shall be made at or as soon as practicable following the Effective Time, pursuant to the Company’s or the Surviving Corporation’s ordinary payroll practices, and shall be subject to any applicable withholding Taxes.

(c)         Out-of-the-Money Company Options. On the terms and subject to the conditions set forth in this Agreement, and without any action on the part of Parent, Merger Sub, the Company or any Option Holder, each Option that has a per share exercise price that is equal to or greater than the Common Merger Consideration shall to the extent not exercised as of immediately prior to the Effective Time, be automatically cancelled at the Effective Time with no payment made therefor and shall cease to represent a right to purchase shares of Common Stock.

(d)        RSUs and PRSUs. On the terms and subject to the conditions set forth in this Agreement, and without any action on the part of Parent, Merger Sub, the Company or any RSU Holder, each RSU and PRSU shall not be assumed by Parent and shall be cancelled and automatically converted at the Effective Time into the right to receive the Common Merger Consideration in cash, without interest, for each share of Common Stock subject to the RSU or PRSU. As of the Effective Time, each RSU Holder shall cease to have any rights with respect thereto, except to receive the foregoing consideration. All payments under this Section 3.3(d) shall be made at or as soon as practicable following the Effective Time, pursuant to the Company’s or the Surviving Corporation’s ordinary payroll practices, and shall be subject to any applicable withholding Taxes.

(e)        Company ESPP. Simultaneously in connection with the execution of this Agreement, the Company shall: (i) cause any offering period (or similar period during which shares may be purchased) in progress under the Company ESPP as of the date of this Agreement to be the final offering period under the Company ESPP and to be terminated as of the date of this Agreement (the “Final Exercise Date”); (ii) make any pro-rata adjustments that may be necessary to reflect the shortened offering period (or similar period), but otherwise treat such shortened offering period (or similar period) as a fully effective and completed offering period for all purposes under the Company ESPP; and (iii) cause each participant’s then-outstanding share purchase right under the Company ESPP (the “Company ESPP Rights”) to terminate as of the Final Exercise Date. Thereafter, the Company shall terminate the Company ESPP no later than the Effective Time. On the Final Exercise Date, to the extent sufficient funds have been credited as of such date under the Company ESPP within the associated accumulated payroll withholding accounts for participants to fund a share purchase for a reasonable number of shares, then such funds shall be used to purchase shares of Common Stock in accordance with the terms of the Company ESPP, and otherwise the current offering period shall terminate without a final purchase.  Each share purchased thereunder prior to the Effective Time shall be cancelled at the Effective Time and converted into the right to receive the Common Merger Consideration in accordance with Section 3.1(a), subject to withholding of any applicable income and employment withholding Taxes. Any accumulated contributions of each participant under the Company ESPP following the Final Exercise Date shall, to the extent not used to purchase shares in accordance with the terms and conditions of the Company ESPP (as amended pursuant to this Section 3.3(e)), be refunded to such participant as promptly as practicable following the Final Exercise Date (without interest). No further Company ESPP Rights shall be granted or exercised under the Company ESPP after the Final Exercise Date.

Section 3.4        Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time, shall occur (other than the issuance of additional shares of capital stock of the Company as permitted by this Agreement), including by reason of any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange, readjustment of shares, or similar transaction, or any stock dividend or distribution paid in stock, then any number or amount contained herein which is based upon the number of Shares, the applicable Merger Consideration and any other similarly dependent items shall be equitably adjusted to reflect such change; provided, however, that nothing in this Section 3.4 shall be deemed to permit or authorize the Company to effect any such change that it is not otherwise authorized or permitted to undertake pursuant to this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub that the statements contained in this Article IV are true and correct except (i) as set forth in the Company SEC Documents furnished or filed and publicly available two Business Days prior to the date of this Agreement (the “Filed Company SEC Documents”) (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature); provided, that nothing disclosed in the Company SEC Documents shall be deemed to be a qualification of, or modification to, the representations and warranties set forth in Section 4.1, Section 4.3 or Section 4.8(a) or (ii) as set forth in the disclosure schedule delivered by the Company to Parent at the execution and delivery by the Company of this Agreement (the “Company Disclosure Schedule”). The Company Disclosure Schedule is arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Agreement, and the disclosure in any section or subsection shall be deemed to qualify any other section in this Agreement (other than Section 4.8(a)) to the extent that it is reasonably apparent from the text of such disclosures that such disclosure also qualifies or applies to such other section or subsection.

 Section 4.1        Organization, Standing and Power. The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Company Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except in the case of the Company Subsidiaries where the failure to be so organized, exist or be in good standing has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has all requisite power and authority to own, lease and operate its properties and assets and conduct its businesses as and where presently conducted, except where the failure to have such power or authority has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries is duly qualified, registered or licensed to do business in each jurisdiction where the nature of its business or character of the properties owned or leased by it make such qualification, registration or license necessary, other than in such jurisdictions where the failure to be so qualified, registered or licensed has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of the Certificate of Incorporation of the Company (the “Company Charter”) and bylaws of the Company (the “Company Bylaws”) in effect as of the date of this Agreement. The Company is not in violation of any of the provisions of the Company Charter or Company Bylaws.

Section 4.2          Company Subsidiaries.

(a)          Section 4.2(a) of the Company Disclosure Schedule sets forth the name and jurisdiction of each Company Subsidiary and a correct and complete list of the outstanding capital stock of or other voting securities of, or ownership interests in, each Company Subsidiary and the holder of such capital stock, voting securities or other equity interests. All of the outstanding shares of capital stock or voting securities of, or other equity interests in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company, by a Company Subsidiary or by the Company and a Company Subsidiary, free and clear of all material Liens, excluding Permitted Liens. No Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of any Company Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of any Company Subsidiary.

(b)         Except for the capital stock and voting securities of, and other equity interests in, the Company Subsidiaries, none of the Company or any Company Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any Person, in each case, other than securities of a publicly traded company held for investment by the Company or the Company Subsidiaries in the ordinary course of business.

Section 4.3          Capital Structure.

(a)          The authorized capital stock of the Company consists of 84,000,000 shares of Common Stock, and 10,000,000 shares of Preferred Stock, of which 4,000,000 are designated as Series A Preferred Stock and 4,000,000 are designated as Series B Preferred Stock. At the close of business on June 14, 2021 (the “Company Reference Date”), (i) 17,341,524 shares of Common Stock were issued and outstanding; (ii) 2,199,610  shares of Series A Preferred Stock were issued and outstanding; (iii) 1,955,000 shares of Series B Preferred Stock were issued and outstanding; (iv) 90,697 shares of Common Stock were issuable upon the vesting or settlement of RSUs; (v) a maximum of 52,930 shares of Common Stock were issuable upon the vesting or settlement of PRSUs; (vi) 184,176 shares of Common Stock were issuable upon the vesting or settlement of Options (excluding Company ESPP Rights); and (vii) 237,856 shares of Common Stock available and reserved for issuance (but not issued) under the Company ESPP. All outstanding shares of Common Stock and Preferred Stock are, and, at the time of issuance, all shares of Common Stock that may be issued upon the vesting or settlement of any Options, PRSUs or RSUs will be, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(b)          Except as set forth in Section 4.3(b) of the Company Disclosure Schedule, as of the Company Reference Date, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (i) any capital stock of the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary, (ii) any warrants, calls, options or other commitments or rights of any kind or character relating to, or entitling any Person to purchase or to otherwise acquire from the Company or any Company Subsidiary, or any other obligation of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary, (iii) any rights or interests (including “phantom” rights or interests) issued by, or other obligations of, the Company or any Company Subsidiary that are linked in any way to the price of any class of capital stock of the Company or any shares of capital stock of any Company Subsidiary, the value of the Company, any Company Subsidiary or any part of the Company or any Company Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of the Company or any Company Subsidiary or (iv) any other interest classified as an equity security of the Company or any Company Subsidiary, including, in the case of each of the foregoing clauses (i) – (iii), any “profits interests”. There are not any outstanding obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities or other equity interests of the Company or any Company Subsidiary or any securities, interests, warrants, calls, options or other rights referred to in clause (i), (ii) or (iii) of the immediately preceding sentence. There are no debentures, bonds, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the Company’s stockholders may vote.

(c)       Except as set forth on Section 4.3(c) of the Company Disclosure Schedule, none of the Company or any of the Company Subsidiaries is a party to (i) any agreement with respect to the voting or issuance of, or restricting the transfer of, or providing registration rights with respect to, any capital stock or voting securities of, or other equity interests in, the Company or any of the Company Subsidiaries or (ii) any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of the Company or any of the Company Subsidiaries.

(d)        Section 4.3(d) of the Company Disclosure Schedule sets forth the following information with respect to each Option, RSU or PRSU (each, a “Company Equity Award”) granted under the Equity Incentive Plans that is outstanding as of close of business on the Company Reference Date, to the extent applicable: (i) the name of the holder of the Company Equity Award; (ii) the date on which such Company Equity Award was granted; (iii) the number of shares of Common Stock subject to such Company Equity Award; (iv) vesting schedule; (v) expiration date; and (vi) in the case of Options, (A) the applicable exercise price and (B) status as an “incentive stock option” or a “nonqualified stock option” for purposes of Section 422 of the Code. Each Company Equity Award (i) has been granted in compliance in all material respects with all applicable securities Laws or exemptions therefrom and all requirements set forth in the applicable Equity Incentive Plan and other applicable Contracts evidencing such awards and (ii) in the case of Options, has an exercise price at least equal to the closing price of shares of Common Stock as of the date of grant.

(e)       None of the Company Subsidiaries (i) beneficially owns, directly or indirectly, any Shares or other securities convertible into, exchangeable for or exercisable for Shares or (ii) has any rights to acquire any Shares.

Section 4.4         Authority; Execution and Delivery; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other Transactions, subject, in the case of the Merger, to the receipt of the approval of the holders of a majority of the outstanding shares of Common Stock entitled to vote on such matter (the “Company Stockholder Approval”). The Company Board has validly adopted resolutions, by unanimous vote of the members of the Company Board present at a meeting duly called at which a quorum of directors of the Company was present, (a) determining that the terms of this Agreement, the Merger and the other Transactions are fair and in the best interests of the Company and its stockholders, (b) approving and declaring advisable this Agreement and the Transactions, including the Merger and (c) recommending that the Company Board adopt resolutions approving and declaring the advisability of this Agreement and the Transactions on the terms and conditions set forth herein and (d) recommending that the Company’s stockholders vote to approve and adopt this Agreement, the Merger and the other Transactions. The Company Board has, validly and unanimously determined that (i) this Agreement and the Transactions are advisable, fair to and in the best interests of the Company and its stockholders on the terms and conditions set forth herein, (ii) adopted resolutions approving and declaring the advisability of this Agreement and the Transactions on the terms and conditions set forth herein, and (iii) adopted resolutions recommending that the stockholders of the Company entitled to vote adopt this Agreement and directing that this Agreement and the Transactions be submitted to the stockholders of the Company entitled to vote for adoption (the “Company Board Recommendation”). As of the date of this Agreement, such resolutions have not been amended or withdrawn. Except for the Company Stockholder Approval, no other vote or corporate proceedings on the part of the Company or its shareholders are necessary to authorize or adopt this Agreement or to consummate the Merger and the other Transactions (except for the filing of the Certificate of Merger as required by the DGCL). The Company has duly executed and delivered this Agreement, and, assuming the due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

Section 4.5           No Conflicts; Consents.

(a)       Except as set forth in Section 4.5 of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement does not, and the performance by it of its covenants, agreements and other obligations hereunder and the consummation of the Merger and the other Transactions (including the Migration) will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Charter or the Company Bylaws (assuming that the Company Stockholder Approval is obtained), (ii) the comparable charter or organizational documents of any Company Subsidiary, (iii) any Contract or any Real Property Lease, in each case, to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound, (iv) subject to the filings and other matters referred to in Section 4.5(b), any judgment, writ, injunction, award, order or decree (“Order”), Permit or Law, in each case, applicable to the Company or any Company Subsidiary or their respective properties or assets (assuming that the Company Stockholder Approval is obtained), or (v) result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, other than, in the case of clauses (iii), (iv) or (v) above, any matters that have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)      No governmental franchises, licenses, permits, authorizations, variances, exemptions, government identification numbers or approvals (each a “Permit” and collectively, the “Permits”) consents, approvals, clearances, waivers or Orders (collectively, with the Permits, the “Consents” and each, a “Consent”) of or from, or registration, declaration, notice or filing made to or with any federal, national, state, municipal, provincial or local, whether domestic or foreign, government or any court of competent jurisdiction, arbitration tribunal, administrative agency, subdivision, or commission or other governmental or regulatory authority or instrumentality, whether domestic, foreign or supranational (a “Governmental Authority”), is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder, or the consummation of the Merger and the other Transactions (including the Migration), other than (i) the filings with the SEC required under, and such other compliance with, the Exchange Act and the Securities Act, and the rules and regulations thereunder; (ii) filings under the HSR Act; (iii) the filings under the DGCL; (iv) compliance with and filings under  Regulatory Laws in the Republic of Korea and Turkey; (v) compliance with the NYSE rules and regulations, as applicable; (vi) the filings with the Governmental Authority, and compliance with applicable Laws of, Barbados, Bermuda and Delaware pursuant to Section 6.17(c), and (vii) such other Consents, registrations, declarations, notices or filings that, if not obtained or made would not reasonably be expected to have a Company Material Adverse Effect.

(c)          The Company Stockholder Approval is the only vote of the holders of any class or series of the Company’s capital stock necessary for the adoption of this Agreement.

(d)          To the Company’s Knowledge, the Company is not a “TID U.S. business” as that term is defined in 31 C.F.R. § 800.248.

Section 4.6          SEC Documents.

(a)        The Company has furnished or filed with the SEC all reports, certifications, schedules, forms, statements and other documents (including amendments, exhibits and other information incorporated therein) required to be furnished or filed by the Company with the SEC since January 1, 2019 (such documents, together with any documents, exhibits, financial statements, and schedules thereto and all information incorporated therein by reference, but excluding the Proxy Statement, being collectively referred to as the “Company SEC Documents”).

(b)        Each Company SEC Document (i) at the time filed (or in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act, as of their respective effective dates), complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of the Company included in the Company SEC Documents complied at the time it was filed as to form in all material respects with the published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and the consolidated Company Subsidiaries as of the dates thereof and the consolidated results of their operations, changes in stockholder’s equity, and cash flows for the periods shown in accordance with GAAP (subject, in the case of unaudited statements, to the absence of footnote disclosure and to normal year-end audit adjustments).

(c)          The Company maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15 under the Exchange Act) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(d)        The “disclosure controls and procedures” (as defined in Rule 13a-15 under the Exchange Act) utilized by the Company are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC.

(e)        The Company has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board, (i) any significant deficiencies or material weaknesses in its internal controls and procedures over financial reporting, and (ii) any written allegation of fraud or any known fraud that involves management of the Company or any other employees of the Company and the Company Subsidiaries who have a significant role in the Company’s internal controls over financial reporting or disclosure controls and procedures.

Section 4.7          Undisclosed Liabilities. Neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities: (a) reflected or reserved against in the consolidated balance sheet of the Company as of December 31, 2020 (including the footnotes thereto) included in the Company SEC Documents; (b) incurred after December 31, 2020 in the ordinary course of business consistent with past practice; (c) under this Agreement or incurred in connection with the Transactions; (d) disclosed in, related to or arising under any Contract to which the Company or any of the Company Subsidiaries is a party (other than to the extent arising from a breach thereof by the Company or any Company Subsidiary); (e) disclosed in the Company Disclosure Schedule; or (f) that would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.8         Absence of Certain Changes or Events. From the Balance Sheet Date to the date of this Agreement, (a) there has not occurred a Company Material Adverse Effect and (b) except for actions taken in connection with this Agreement, the Transactions and as set forth on Section 4.8 of the Company Disclosure Schedule, each of the Company and the Company Subsidiaries has conducted its respective business in the ordinary course consistent with past practice in all material respects.

Section 4.9           Taxes.

(a)        (i) Each of the Company and each Company Subsidiary has timely filed, taking into account any extensions, all material Tax Returns required to have been filed and all such filed Tax Returns are accurate and complete in all material respects; (ii) each of the Company and each Company Subsidiary has paid all material Taxes required to have been paid by it (whether or not shown on any such Tax Return); (iii) no material deficiency or other proposed assessment or adjustment for any Tax has been asserted or assessed or proposed in writing by a Taxing Authority against the Company or any Company Subsidiary which deficiency has not been paid; (iv) each of the Company and each Company Subsidiary has withheld, collected and timely remitted all material amounts required to have been withheld, collected and remitted in respect of Taxes with respect to any payments to (or amounts received from) a vendor, employee, independent contractor, creditor, stockholder or any other Person; and (v) no written claim has been made by any Taxing Authority in a jurisdiction where the Company or a Company Subsidiary does not file a particular type of Tax Return or pay a particular type of Tax that the Company or any Company Subsidiary is or may be required to file such Tax Return or pay such Tax other than in such jurisdictions where the failure to so file a particular type of Tax Return or so pay a particular type of Tax has not been and would not reasonably be expected to have a Company Material Adverse Effect.

(b)        Neither the Company nor any Company Subsidiary is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and Company Subsidiaries or customary gross-up or tax indemnity provisions in any credit agreement, sale agreement, lease agreement, employment agreement or similar commercial contract the primary purpose of which does not relate to Taxes (“Non-Tax Sharing Agreements”)). Neither the Company nor any Company Subsidiary (i) is or has been a member of an affiliated group filing consolidated or combined Tax Returns (other than a group which consists of only the Company and/or one or more current or former Company Subsidiaries), or (ii) has or had any liability for material Taxes of any Person (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of local, state or foreign Law) or as a transferee or successor, by Contract (other than Non-Tax Sharing Agreements) or otherwise.

(c)         During the two-year period ending on the date hereof, neither the Company nor any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(d)        Neither the Company nor any Company Subsidiary is a party to any understanding or arrangement described in Section 6662(d)(2)(C)(ii) of the Code, or has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(e)        There are no Liens for material Taxes (other than Permitted Liens) on any of the assets of the Company or any Company Subsidiary.

(f)        No material audit or other proceeding with respect to Taxes of the Company or any Company Subsidiary currently is being conducted or, to the Knowledge of the Company, threatened by a Taxing Authority. Neither the Company nor any Company Subsidiary has consented to extend the time, or is the beneficiary of any extension of time (in each case other than (i) pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business or (ii) time periods that, as so extended, have lapsed before the date of this Agreement), in which any material Taxes may be assessed or collected by any Taxing Authority.

(g)        Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period or the portion of any Tax period beginning on or after the Closing Date as a result of any (i) installment sale or open transaction disposition made prior to the Closing; (ii) deferred revenue or prepaid amount received prior to the Closing; or (iii) deferred intercompany transactions (within the meaning of Treasury Regulation Section 1.1502-13) occurring or generated, as applicable, prior to the Closing.

(h)          Neither the Company nor any Company Subsidiary has made any election under Section 965(h) of the Code.

(i)          Neither the Company nor any Company Subsidiary has (i) deferred any Taxes under Section 2303 of the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”), (ii) claimed any Tax credit under Section 2301 of the CARES Act or Sections 7001-7003 of the Families First Coronavirus Response Act, as may be amended, or (iii) applied for or received any loan under the Paycheck Protection Program under the CARES Act (or, in each case, any similar provision of U.S. or non-U.S. Law).

Section 4.10         Employee Benefits.

(a)         Section 4.10(a) of the Company Disclosure Schedule sets forth a list of all material Company Benefit Plans (other than employment agreements, offer letters, individual consulting agreements and similar contracts, in each case, with any Service Provider who is not a Key Employee and that may be terminated by the Company or a Company Subsidiary upon less than 35 days advance notice and that do not provide for severance or termination benefits in excess of statutory requirements), and specifies whether such Company Benefit Plan is a U.S. Company Benefit Plan or an International Company Benefit Plan. For purposes of this Agreement, “Company Benefit Plan” means each (i) “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), (ii) compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy or (iii) other plan, agreement, arrangement, program or policy providing for profit sharing, pension, bonus, deferred compensation, incentive compensation, option, equity or equity-based compensation, salary continuation, severance or termination pay, hospitalization, medical, dental, vision, prescription, life insurance, accident, disability or sick leave, cafeteria, fringe benefits, vacation benefits, relocation or expatriate benefits, employee assistance program, supplemental unemployment benefits or post-employment or retirement benefits, in each case, whether written or unwritten, and in each case (y) that is sponsored, maintained, contributed to or required to be contributed to by the Company or any Company Subsidiary (or to which the Company or any Company Subsidiary is a party) for the benefit of any Service Providers (or their beneficiaries or eligible dependents) or (z) with respect to which the Company or any Company Subsidiary has, or could reasonably be expected to have, any direct or indirect liability (including contingent liability); provided, that in no event shall a Company Benefit Plan include any plan, program or arrangement sponsored, maintained, administered or operated by a Governmental Authority or required to be contributed to by the Company or any Company Subsidiary pursuant to applicable Law.

(b)       With respect to each Company Benefit Plan identified in Section 4.10(a) of the Company Disclosure Schedule, copies of the following have been made available to Parent (to the extent applicable to such Company Benefit Plan): (i) the current plan document and all amendments thereto; (ii) the current trust agreement, insurance contract or annuity contract serving as a funding vehicle for such Company Benefit Plan; (iii) the most recent summary plan description, and any summaries of material modifications related thereto, distributed to participants in such Company Benefit Plan; (iv) the most recently filed Form 5500 (and all schedules thereto); (v) if such Company Benefit Plan is intended to be qualified under Section 401(a) of the Code, the most recent determination, opinion or advisory letter received from the United States Internal Revenue Service; (vi) all material, non-routine documents and correspondence relating to such Company Benefit Plan received from or provided to any Governmental Authority within the last two years; and (vii) all current employee handbooks, manuals and policies.

(c)          Except as would not be reasonably expected to have a Company Material Adverse Effect: (i) each Company Benefit Plan has been established, maintained and administered in accordance with its terms and in compliance with applicable Law (including ERISA and the Code); (ii) each Company Benefit Plan intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter from the United States Internal Revenue Service or utilizes a prototype or volume submitter plan document that is the subject of a favorable opinion or advisory letter issued by the United States Internal Revenue Service to the sponsor of such prototype or volume submitter plan, and, to the Knowledge of the Company, nothing has occurred since the most recent such determination, opinion or advisory letter that would reasonably be expected to result in any such letter being revoked (and, to the Knowledge of the Company, any trust relating to such Company Benefit Plan is exempt from Tax under Section 501(a) of the Code and has been so exempt since its creation); (iii) none of the Company, any Company Subsidiary or, to the Knowledge of the Company, any other Person has (A) engaged in a nonexempt “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Benefit Plan that is subject to such provisions, or (B) breached any fiduciary duty imposed upon it by ERISA with respect to any Company Benefit Plan that is subject to ERISA; and (iv) there are no pending or, to the Knowledge of the Company, threatened lawsuits or claims, or, to the Knowledge of the Company, any reasonable basis therefor, against or otherwise involving any Company Benefit Plan (other than routine claims for benefits, appeals of such claims and domestic relations order proceedings).

(d)       During the last six (6) years, none of the Company, any Company Subsidiary or any of their respective ERISA Affiliates has sponsored, maintained, contributed to, or been required to contribute to, nor does the Company or any Company Subsidiary have or is reasonably expected to have any direct or indirect liability (including contingent liability) under, (i) any “multiemployer plan” (as defined in Section 3(37) of ERISA), (ii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), (iii) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, or (iv) a “multiple employer plan” (as defined in Section 4063 or ERISA or Section 413(c) of the Code).

(e)          Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has any current or projected liability for, and no Company Benefit Plan provides or promises, any post-employment or post-retirement welfare benefits to former employees of the Company or its ERISA Affiliates (or their respective beneficiaries or dependents) beyond their retirement or other separation from service, other than pursuant to Section 4980B of the Code or any other applicable Law (and, except as set forth on Section 4.10(e) of the Company Disclosure Schedule, with the participant bearing the premium costs).

(f)          There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any of the Company Subsidiaries relating to, or change in employee participation or coverage under, any Company Benefit Plan that would increase materially the expense to the Company and the Company Subsidiaries, taken as a whole, of maintaining such plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

(g)          Except as would not be reasonably expected to have a Company Material Adverse Effect, each International Company Benefit Plan (i) has been maintained in compliance with its terms and applicable Law and (ii) if intended to qualify for special tax treatment, meets all requirements for such treatment. Except as would not be reasonably expected to have a Company Material Adverse Effect, the assets of each International Company Benefit Plan that provides retirement, medical or life insurance benefits following retirement or other termination of service or employment (x) are at least equal to the liabilities of such International Company Benefit Plan (determined based on reasonable actuarial assumptions) or (y) if such International Company Benefit Plan if unfunded, properly accrued in accordance with the accounting standards applicable to the Company Subsidiary that sponsors, maintains or contributes to such International Company Benefit Plan. From and after the Closing Date, Parent and its Affiliates will receive the full benefit of any funds, accruals and reserves under the International Company Benefit Plans.

(h)         Except as set forth in Section 4.10(h) of the Company Disclosure Schedule, as contemplated by the terms of this Agreement or as required by applicable Law, the execution or delivery of this Agreement, all other agreements and documents contemplated hereby to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby will not, either alone or in connection with any termination of employment (whether voluntary, involuntary, with or without good reason, or with or without cause, as a result of disability, death, retirement, or otherwise) or any other event (i) result in any severance or payment or benefit becoming due or payable, or required to be provided, to any current or former Service Provider under a Company Benefit Plan, (ii) trigger or accelerate the time of payment or vesting or increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such Service Provider under a Company Benefit Plan, (iii) accelerate the timing of any funding obligation (through a grantor trust or otherwise) under any Company Benefit Plan, (iv) result in the forgiveness of indebtedness for the benefit of any such Service Provider under a Company Benefit Plan, (v) limit or restrict the right of the Company or any Company Subsidiary or, after the Closing, Parent or its any of its Affiliates, to merge, amend or terminate any Company Benefit Plan or (vi) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code. The Company has made available prior to the date hereof to Parent complete and correct copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions contemplated by this Agreement. No Company Benefit Plan provides for any Tax gross-up payment, indemnification or reimbursement from the Company or any of its Affiliates as a result of the imposition of additional Taxes under Sections 409A or 4999 of the Code.

Section 4.11      Litigation. There is no demand, suit, claim, action or other proceeding (whether at law or in equity) before any Governmental Authority pending or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary or any of their respective properties (including any properties owned, operated, leased or licensed by the Company or any Company Subsidiary) or assets that has had or would reasonably be expected to result in a Company Material Adverse Effect, nor is there any Order outstanding against or, to the Knowledge of the Company, investigation by any Governmental Authority involving the Company or any Company Subsidiary or any of their respective properties (including any properties owned, operated, leased or licensed by the Company or any Company Subsidiary) or assets that has had or would reasonably be expected to result in a Company Material Adverse Effect.

Section 4.12        Compliance with Applicable Laws. Except as would not reasonably be expected to have a Company Material Adverse Effect, since January 1, 2019, the business of the Company and the Company Subsidiaries has been conducted in accordance with all Laws applicable thereto. The Company and the Company Subsidiaries have been granted all Permits necessary under applicable Laws for each of the Company and the Company Subsidiaries to own, lease and operate its properties and to carry on its business as currently conducted, except for Permits the absence of which would not be reasonably expected to have a Company Material Adverse Effect (collectively, the “Company Permits”). Section 4.12 of the Company Disclosure Schedule contains a true and complete list of all Company Permits together with the name of the Governmental Authority that issued such Company Permit. All such Company Permits are valid and in full force and effect and each of the Company and the Company Subsidiaries is in compliance with any requirements imposed by any Governmental Authority as a condition to obtaining or maintaining any applicable Company Permit, in each case except where the failure to be so compliant would not be reasonably expected to have a Company Material Adverse Effect.

Section 4.13         Environmental Matters.

(a)         (i) The Company and the Company Subsidiaries are and for the five (5) years prior to the date hereof, have been in compliance with all Environmental Laws; (ii) the Company and the Company Subsidiaries possess, have renewed and maintained, and are and for the five (5) years prior to the date hereof, have been in compliance with all Environmental Permits, and no action or proceeding is pending or, to the Knowledge of the Company, threatened to revoke, modify, suspend or terminate any Environmental Permit; (iii) none of the Company or any Company Subsidiary has received any written notice, demand, request for information, citation, summons or complaint from any Person related to any Environmental Law, Environmental Permit or Hazardous Substance during the five (5) years prior to the date hereof or otherwise in any case that remains unresolved as of the date hereof; (iv) no order, judgment, decree or injunction has been issued or is otherwise in effect, no penalty has been assessed and no investigation, action, claim, suit, proceeding or review is pending, or to the Knowledge of the Company, threatened, with respect to the Company or any of the Company Subsidiaries (or any of their respective predecessor entities) that relates to any Environmental Law, Environmental Permit or Hazardous Substance; and (v) there has been no Release of a Hazardous Substance (A) by the Company or, to the Knowledge of the Company, by any other Person, at, on, under, to, in or from any property or facility now or previously owned, leased or operated by the Company or any of the Company Subsidiaries (or any of their respective predecessor entities), and or (B) to the Knowledge of the Company, at, on, under, to, in or from any property or facility to which any Hazardous Substance has been transported for disposal, recycling or treatment by or on behalf of the Company or any of the Company Subsidiaries, except with respect to any of the foregoing under (i), (ii), (iii), (iv), or (v) as would not reasonably be expected to have a Company Material Adverse Effect.

(b)       The Company and the Company Subsidiaries do not own, lease or operate any real properties or facilities in New Jersey or Connecticut.

(c)         Except as has been delivered to Parent at least five days prior to the date hereof, there is no material environmental investigation, study, audit, test, review, analysis or other report in the possession or reasonable control of the Company or any of the Company Subsidiaries that relates to the compliance with or potential liability under any Environmental Law or Environmental Permit by the Company or any of the Company Subsidiaries (or any of their respective predecessor entities) or any property or facility now or previously owned, leased or operated by the Company or any of the Company Subsidiaries (or any of their respective predecessor entities).

Section 4.14         Contracts.

(a)        Each of the Company’s “material contracts” pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC (a “Filed Company Contract”) has been filed with the SEC.

(b)        Section 4.14(b) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of the following types of Contracts to which the Company or any Company Subsidiary is a party as of the date of this Agreement:

(i)          each Contract that contains a non-compete or client, customer or employee non-solicit requirement or any other provision which materially restricts the ability of the Company or any Company Subsidiaries to compete in any material line of business or geographic area;

(ii)         each Contract (excluding purchase orders for containers, roll trailers, swap bodies, gensets or similar equipment purchased for leasing to customers in the ordinary course) relating to any Indebtedness (A) of the Company or any of the Company Subsidiaries or (B) in respect of any asset backed securitization or similar transactions (whether or not off-balance sheet) where the Company or any of the Company Subsidiaries is an originator, in each case with a principal amount in excess of $5,000,000 (whether outstanding or that may be incurred by its terms), other than any such Contract solely between or among the Company and the wholly owned Company Subsidiaries or between or among wholly owned Company Subsidiaries;

(iii)      each partnership, joint venture, strategic alliance, collaboration or similar Contract relating to the formation, creation, operation, management or control of any partnership or joint venture or to the ownership of any equity interest in any entity or business enterprise;

(iv)      other than any Filed Company Contracts filed as exhibits (including exhibits incorporated by reference to any Filed Company SEC Documents), each material Contract between the Company or any of its Subsidiaries, on the one hand, and, on the other hand, any (A) present executive officer or director of either the Company or any of the Company Subsidiaries, (B) record or beneficial owner of more than 5% of the shares of Common Stock outstanding as of the date hereof or (C) to the Knowledge of the Company, any Affiliate of any such executive officer, director or record or beneficial owner of more than 5% of the shares of Common Stock outstanding as of the date hereof (other than the Company or any of the Company Subsidiaries);

(v)        each Contract relating to the disposition or acquisition by the Company or any of the Company Subsidiaries of any business or any amount of assets for an amount (in any transaction or series of related transactions) in excess of $1,000,000 (excluding purchase orders for the purchase of shipping containers);

(vi)        other than Contracts for ordinary repair and maintenance, each Contract providing for the development or construction of, or additions or expansions to, any real property, under which the Company or any of the Company Subsidiaries has, or expects to incur, an obligation in excess of $1,000,000 in the aggregate;

(vii)       each Contract with a customer (x) under which the customer leases equipment with a book value greater than $1,000,000 as of the Balance Sheet Date or (y) pursuant to which any customer made payments to the Company and the Company Subsidiaries, taken as a whole, in excess of $1,000,000 during the 12-month period ended December 31, 2020;

(viii)      each Contract with a vendor (other than as provided in (ix) below and other than Contracts related to the Company Benefit Plans) under which the Company or any Company Subsidiaries paid an aggregate amount greater than $1,000,000 to purchase goods or services during the year ended December 31, 2020;

(ix)      each purchase order under which the Company or any Company Subsidiaries paid an aggregate amount greater than $10,000,000 to purchase shipping containers during the year ended December 31, 2020;

(x)        each Contract involving any settlement, conciliation or similar agreement that is with any Governmental Authority, (A) pursuant to which the Company or any Company Subsidiary is obligated after the date of this Agreement to make any material payment to a Governmental Authority, (B) that would otherwise limit the operation of the Company or any Company Subsidiary (or Parent or any of its other Affiliates) in any material respect after the Closing or (C) that imposes any injunctive or other equitable relief;

(xi)       any Contract that contains exclusivity or “most favored nation” provisions, or grants any right of first refusal or right of first offer to any Person;

(xii)       any Contract that requires the Company or any Company Subsidiary to purchase or sell a minimum quantity of goods or amount of services;

(xiii)      any stockholders, investors rights, registration rights or similar agreement or arrangement;

(xiv)       each Contract that provides for retention, change in control or transaction bonuses or benefits;

(xv)        each Contract that is a collective bargaining agreement; and

(xvi)      each Contract pursuant to which the Company or any of the Company Subsidiaries (A) obtains any license or covenant not to be sued under any Intellectual Property Rights (other than any non-exclusive licenses for off-the-shelf software that is commercially available); or (B) grants any license or covenant not to be sued under, any Intellectual Property Rights (other than non-exclusive licenses granted to customers in the ordinary course of business).

(c)          Except for matters which have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each Material Contract is a valid, binding and legally enforceable obligation of the Company or one of the Company Subsidiaries, as the case may be, and, to the Knowledge of the Company, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity, (ii) each such Material Contract is in full force and effect and (iii) none of the Company or any of the Company Subsidiaries is (with or without notice or lapse of time, or both) in breach or default under any such Material Contract and, to the Knowledge of the Company, no other party to any such Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder, except, in the case of clauses (i) or (ii), with respect to any Material Contract which expires by its terms (as in effect as of the date hereof) or which is terminated in accordance with the terms thereof by the Company in the ordinary course of business consistent with past practice. Except as would not be reasonably expected to have a Company Material Adverse Effect, the Company has not received any notice in writing from any Person that such Person intends to terminate, or not renew, any Material Contract. For purposes of this Section 4.14(c), the reference to “Material Contract” shall include any Contract to which the Company or any of its Subsidiaries becomes party to after the date hereof and prior to the Closing that would constitute a Material Contract if entered into prior to the date hereof.

Section 4.15         Real Property.

(a)         Neither the Company nor any Company Subsidiary owns any real property. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company or its Subsidiaries have a valid and enforceable leasehold interest in the Leased Real Property. None of the Company’s or each Company Subsidiary’s leasehold interest in any such Leased Real Property is subject to any Lien, except for Permitted Liens.

(b)        Section 4.15(b) of the Company Disclosure Schedule contains, as of the date of this Agreement, a true and complete list of all leases, ground leases, subleases, sub-subleases, licenses and any other occupancy agreements to which the Company or any Company Subsidiary is a party and pursuant to which such base rent payments thereunder are in excess of $25,000 per annum (collectively, the “Real Property Leases” and such real property leased pursuant to each Real Property Lease, the “Leased Real Property”). True and complete copies of all Real Property Leases (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) have been made available to Parent.

(c)          Except as set forth on Section 4.15(c) of the Company Disclosure Schedule, each Real Property Lease: (i) is in full force and effect and constitutes the valid and legally binding obligation of the Company or the applicable Company Subsidiary and, to the Knowledge of the Company, the counterparty thereto, and is enforceable in accordance with its terms, subject to (A) Laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally and (B) rules of law governing specific performance, injunctive relief and other equitable remedies; and (ii) except with respect to any Permitted Liens with respect to the Real Property Leases, has not been assigned or taken as a security interest in any manner by the Company or any of the applicable Company Subsidiaries. Except as set forth on Section 4.15(c) of the Company Disclosure Schedule, other than Permitted Liens, (i) neither the Company nor any applicable Company Subsidiary has assigned, subleased or otherwise transferred, in whole or in part, any Real Property Lease or any interest therein, or otherwise granted to another Person the right to use or occupy any Leased Real Property, and (ii) the Company or the applicable Company Subsidiary has undisturbed possession and quiet enjoyment of the Leased Real Property under the Real Property Lease.

(d)          Except as set forth on Section 4.15(d) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has received or given any written notice of any material default that is outstanding and, to the Knowledge of the Company, no event has occurred or circumstance exists that with notice or lapse of time, or both, would constitute a material default by the Company or any Company Subsidiary under any Real Property Lease, and, to the Knowledge of the Company, no other party is in material default thereunder.

(e)          Except as set forth on Section 4.15(e) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has received any written notice from any Governmental Authority alleging any material defect or deficiencies or any material violation of any building, zoning, fire safety, health safety or other applicable law with respect to any structures, buildings, fixtures, equipment and other improvements (collectively, the “Facilities”) located on the Leased Real Property that are material to the operation of the business of the Company and the Company Subsidiaries, taken as a whole, as now being conducted and for which remain uncured.

(f)         The Real Property constitutes all of the real property used or held for use in connection with, necessary for the conduct of, and material to, the business of the Company and the Company Subsidiaries as currently conducted in all material respects. With respect to the Real Property, neither the Company nor any Company Subsidiary has received any written notice from any Governmental Authority threatening a suspension, revocation, modification or cancellation of any certificates of occupancy, permits, licenses, franchises, approvals and authorizations which would materially and adversely affect the operation of the business of the Company as currently conducted, and which remains uncured. There does not exist any pending or, to the Knowledge of the Company, threatened, condemnation or eminent domain proceedings or administrative actions that affect any of the Real Property in any material respect, and neither the Company nor any Company Subsidiary has received any written notice of the intention of any Governmental Authority to take or condemn any of the Real Property.

(g)       The tangible properties and assets collectively owned, leased and licensed by the Company and the Company Subsidiaries (i) constitute all of the tangible properties and assets used or held for use in connection with, necessary for the conduct of, and material to, the business of the Company and the Company Subsidiaries as currently conducted, (ii) are not subject to any Liens, except for Permitted Liens, and (iii) are in reasonably good repair and operating condition (subject to normal wear and tear) in all material respects.

Section 4.16         Intellectual Property.

(a)         Section 4.16(a) of the Company Disclosure Schedule sets forth a complete and correct (in all material respects) list, as of the date hereof, of all registrations and currently pending applications for registration for Patents, Trademarks, Copyrights and Internet domain names owned by the Company or the Company Subsidiaries (“Registered Intellectual Property Rights”) indicating for each such item the applicable owner, filing or registration number and filing jurisdiction. Except as identified in Section 4.16(a) of the Company Disclosure Schedule, all such applications and registrations for Registered Intellectual Property Rights are subsisting. To the Knowledge of the Company, except as would not reasonably be expected to result in a Company Material Adverse Effect, all such registrations for Intellectual Property Rights are, to the extent applicable, enforceable and valid.

(b)         The Company or a Company Subsidiary (individually or collectively) (i) is the owner of each of the Registered Intellectual Property Rights and all other material Intellectual Property Rights owned or purported to be owned by the Company or a Company Subsidiary (the “Company Intellectual Property”) and (ii) except as would not reasonably be expected to result in a Company Material Adverse Effect, own or have a valid, enforceable and sufficient right and license to use all Intellectual Property Rights used or held for use in, or otherwise necessary for, the conduct of their respective businesses as currently conducted, in each case of (i) and (ii), free and clear of all Liens other than Permitted Liens, except that the foregoing representations does not pertain to any interference, infringement, misappropriation or violation of any Company Intellectual Property. The consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Company Intellectual Property or any of the Company’s or Company Subsidiaries’ rights therein.

(c)          Except as would not, individually or in the aggregate, reasonably be expected to result in material liability to the Company and the Company Subsidiaries, (i) neither the operation of the business of the Company and the Company Subsidiaries, nor the Registered Intellectual Property Rights, nor any other products or services of the Company and the Company Subsidiaries infringes, misappropriates or otherwise violates any Intellectual Property Rights of third parties, except as would not be material to the business of the Company or any Company Subsidiary, and (ii) as of the date hereof, there are no suits, actions, claims, threats or proceedings pending or, to the Knowledge of the Company, threatened in writing that allege any such infringement, misappropriation or violation (except for issues raised during the ex parte prosecution proceedings of applications for Registered Intellectual Property Rights) or that challenges the ownership, validity or enforceability of any Company Intellectual Property. The foregoing representation and warranty in this Section 4.16(c) is the sole representation and warranty herein with respect to any actual or alleged infringement, misappropriation or other violation of Intellectual Property Rights by the Company or any Company Subsidiary. None of the Company Intellectual Property that is material to the business of the Company or any Company Subsidiary is subject to any outstanding Order or stipulation restricting or limiting in any material respect the ownership, use or licensing thereof by the Company or any Company Subsidiary as currently or contemplated to be used or licensed, as applicable.

(d)         The Company and the Company Subsidiaries have taken commercially reasonable steps to maintain and protect (i) any trade secrets held by the Company or the Company Subsidiaries, and (ii) the security of their information technology systems, including the data stored therein or transmitted thereby, and provide for the continuity, integrity, and security thereof. Except as would not reasonably be expected to result in a Company Material Adverse Effect, no past or current employees or independent contractors of the Company or the Company Subsidiaries who have participated or are currently participating in creating any Intellectual Property Rights for or on behalf of the Company and/or any Company Subsidiaries have any ownership right, title or interest in any such Intellectual Property Rights and all such Intellectual Property Rights are solely and exclusively owned by the Company or the Company Subsidiaries. To the Knowledge of the Company, no third party is infringing on, misappropriating or otherwise violating any Intellectual Property Rights of the Company or any Company Subsidiary.

(e)       The Company and the Company Subsidiaries have sufficient rights to use all material software, middleware and systems, information technology equipment, and associated documentation as used in connection with the operation of their businesses (the “Business IT Assets”), except that the foregoing representation does not pertain to any interference, infringement, misappropriation or violation of any Company Intellectual Property. No Person has gained unauthorized access to any Business IT Assets, except as would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.17         Labor Matters.

(a)        The Company has provided to Parent a true and complete list (“Service Provider List”) of each Service Provider employed or engaged by the Company or a Company Subsidiary as of the date of this Agreement, and such list correctly reflects (except for information omitted to comply with applicable Law), with respect to each such individual and to the extent permitted by applicable Law, his or her (i) name, (ii) employer and jurisdiction of employment, (iii) hire date, (iv) job title, (v) base salary, base wage rate or fee (as applicable), (vi) current year target cash bonus or incentive compensation opportunity (if any), (vii) prior year actual cash bonus or incentive compensation payout, (viii) status as employee or consultant, full-time or part-time and exempt or non-exempt for the Fair Labor Standards Act for wage and hour purposes and (ix) whether such individual is in active employment or on leave, and if on leave, the nature of such leave and date of expected return.

(b)         Neither the Company nor any Company Subsidiary is or has been a party to or bound by any collective bargaining agreements or labor agreements and no such agreement is currently being negotiated by the Company or any Company Subsidiary.

(c)         As of the date of this Agreement, with respect to any current or former Service Providers (i) there are no, and during the prior two (2) years there have not been any, strikes, work stoppages, slowdowns, picketing, walkouts, lockouts or similar organized labor activity pending or, to the Knowledge of the Company, threatened in writing, and (ii) to the Knowledge of the Company, no labor organization or group of employees has made a presently pending written demand for recognition or certification and there are no representation or certification proceedings or petitions seeking a representation proceeding or, to the Knowledge of the Company, threatened in writing, to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. There are no, and during the prior two (2) years there have not been any, unfair labor practice complaints pending or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary before any Governmental Authority and during the prior two (2) years neither the Company nor any Company Subsidiary has been a party to or subject to any action, suit or other proceeding before any Governmental Authority regarding any Service Provider nor is any such action, suit or other proceeding threatened in writing against the Company or any Company Subsidiary, in each case, other than as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole. The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required for the Company to enter into this Agreement or to consummate any of the transactions contemplated hereby.

(d)        During the prior two (2) years, the Company and the Company Subsidiaries have been in compliance with all applicable Laws respecting labor and employment practices, including all such Laws relating to wages and hours, civil rights, affirmative action, equal employment opportunity, sexual harassment, worker classification, information privacy and security, workplace safety, immigration, unemployment insurance, workers’ compensation, the Worker Adjustment and Retraining Notification Act (and any comparable foreign, state or local law) and payment and withholding of Taxes, except as would not reasonably expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is liable for the payment of any tax, fines, penalties or other amounts, however designated, for failure to comply with any applicable Law related to the foregoing, except as would not reasonably expected to have a Company Material Adverse Effect.

(e)         During the prior two (2) years, (i) there has not been any suit, action or other proceeding related to, or any allegation of or related to, sex-based discrimination, sexual harassment or sexual misconduct, or breach of any policy of the Company or any Company Subsidiary relating to the foregoing, against any director of the Company or any Company Subsidiary or any Key Executive nor, to the Company’s Knowledge, has any such suit, action or other proceeding been threatened, and (ii) neither the Company nor any Company Subsidiary has entered into any settlement agreements or similar out-of-court or pre-litigation arrangements related to allegations of sexual harassment or misconduct by any such Person.

(f)         No Key Executive has indicated in writing (or, to the Company’s Knowledge, orally) that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within one year of the Closing Date.

Section 4.18         Anti-Takeover Provisions.

(a)        Assuming the accuracy of the representation contained in Section 5.7, the Company has taken all action necessary to exempt the Merger, this Agreement and the transactions contemplated hereby from Section 203 of the DGCL, and no further action is required by the Company Board or any committee thereof or the stockholders of the Company to render inapplicable the provisions of Section 203 of the DGCL to the extent, if any, such provisions would otherwise be applicable to this Agreement, the Merger or the other Transactions.

(b)         Assuming the accuracy of the representation contained in Section 5.7, there is no other state anti-takeover statute or regulation, any takeover-related provision in the Company’s organizational documents, or any stockholder rights plan or similar agreement applicable to Parent, this Agreement or the Merger that would prohibit or restrict the ability of the Company to enter into this Agreement or its ability to consummate the Merger.

Section 4.19       Brokers’ Fees and Expenses. Except as set forth on Section 4.19 of the Company Disclosure Schedule, no broker, investment banker, financial advisor or other Person, other than Centerview Partners LLC (the “Company Financial Advisor”), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other Transactions based upon arrangements made by or on behalf of the Company.

Section 4.20        Opinion of Financial Advisor. The Company Board has received the opinion of the Company Financial Advisor to the effect that, as of the date of this Agreement, and subject to the various assumptions and qualifications set forth therein, the Common Merger Consideration is fair, from a financial point of view to the holders of the Common Stock.

Section 4.21         Privacy and Data Security.

(a)         Except as would not reasonably be expected to result in a Company Material Adverse Effect, at no time since January 1, 2019 has there been any data security breach of any Business IT Assets or unauthorized access, use, or disclosure of any Personal Information owned, used, maintained, received, or controlled by or on behalf of the Company or any Company Subsidiary, including any unauthorized access, use or disclosure of Personal Information that would constitute a breach, in each case, for which notification to individuals or Governmental Authorities is required under any applicable Information Privacy and Security Laws or Contracts to which the Company or any Company Subsidiary is a party.

(b)        Except for matters which have not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company’s and each Company Subsidiary’s collection, maintenance, transmission, transfer, use, disclosure, storage, disposal and security of Personal Information has complied since January 1, 2019 to the date of this Agreement with (i) Information Privacy and Security Laws, (ii) Contracts to which the Company or any Company Subsidiary is a party that govern that Personal Information, and (iii) applicable privacy policies or disclosures posted to websites maintained by the Company or any Company Subsidiary that govern Personal Information processed by or on behalf of the Company or the Company Subsidiary (the “Privacy Policies”). Since the Balance Sheet Date, no suit, claim, action, proceeding, arbitration, mediation or, to the Knowledge of the Company, investigation is pending or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary relating to the processing or security of Personal Information, except as would not individually or in the aggregate, reasonably be expected to result in material liability to the Company and the Company Subsidiaries.

Section 4.22      Insurance. Section 4.22 of the Company Disclosure Schedule sets forth a true, correct and complete list and summaries of all material insurance policies and fidelity bonds for which the Company or any of the Company Subsidiaries is a policyholder or which covers the business, operations, employees, officers, directors or assets of the Company or any of the Company Subsidiaries (the “Company Insurance Policies”). The Company and the Company Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as the Company reasonably believes, based on past experience, is adequate for the businesses and operations of the Company and the Company Subsidiaries (taking into account the cost and availability of such insurance). Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company Insurance Policies (A) are sufficient for compliance by the Company and the Company Subsidiaries with all Material Contracts and (B) will not terminate or lapse by their terms by reason of the consummation of the transactions contemplated by this Agreement, and (ii) there is no claim by the Company or any of the Company Subsidiaries pending under any of the Company Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights.

Section 4.23        Container Leases. Except as would not reasonably be expected to, individually or in the aggregate, materially impair the financial position of the Company and the Company Subsidiaries, taken as a whole, or Company’s and the Company Subsidiaries’ ability to operate in all material respects in the manner they have operated prior to the date hereof, (i) to the Knowledge of the Company, (A) each of the container lease agreements that Company or any of the Company Subsidiaries are currently party to with their respective lessees constitutes a legal, valid, binding and enforceable obligation in accordance with container leasing industry practice, of the contractual counterparties that are a party thereto, in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws of general applicability relating to or affecting creditors’ rights and to general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity), and (B) other than late payments under lease agreements consistent with past practice, none of the contractual counterparties to any such container lease agreements is in material breach or default thereunder (or with notice or lapse of time or both would be in material breach or default there under), (ii) the Company and the Company Subsidiaries have all right, title and interest in and to, subject to Permitted Liens, the containers, including those subject to such container lease agreements, owned by the Company or any of the Company Subsidiaries and any containers acquired by the Company or any of the Company Subsidiaries after the Balance Sheet Date (other than containers sold or otherwise disposed of after the Balance Sheet Date in the ordinary course of business) and (iii) except as set forth on Section 4.23 of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is a party to or bound by any container lease agreement that would require any consent or approval of any third party to (A) any assignment of such lease agreement to any Affiliate of the Company or (B) the consummation of the Transactions, or would result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would constitute a default) under, such agreement if such consent or approval were not obtained. The cancellation or termination of any container lease agreements for which the Company or any of the Company Subsidiaries have received a written cancellation or termination notice from the applicable lessee prior to the date of this Agreement would not reasonably be expected to, individually or in the aggregate, materially impair the financial position of the Company and the Company Subsidiaries or the Securitization Vehicle, taken as a whole, or the Company’s and the Company Subsidiaries’ ability to operate in all material respects in the manner they have operated prior to the date hereof. None of the Company or any Company Subsidiary is party to any asset-backed securitization or similar off-balance transactions in which the special purpose vehicle who acquired and holds such agreements is a Person other than the Company or any Company Subsidiary.

 Section 4.24        Anti-Corruption, Sanctions, and Export Control.

(a)          the Company, each of the Company Subsidiaries, and each of their respective officers, directors, employees, agents, representatives or other persons acting on their behalf has complied with and is in compliance with Anti-Corruption Laws in all material respects;

(b)          the Company and each of the Company Subsidiaries has maintained and currently maintains (i) books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company and the Company Subsidiaries, and (ii) internal accounting controls sufficient to provide reasonable assurances that all transactions and access to assets of the Company and the Company Subsidiaries were, have been and are executed only in accordance with management’s general or specific authorization in all material respects;

(c)      neither the Company nor any Company Subsidiary, nor any of their respective directors, officers, employees, agents or representatives or other persons acting on their behalf, is, or is fifty percent (50%) or more owned or controlled by one (1) or more Persons that are: (i) the subject of any sanctions administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union or any European Union member state, the United Kingdom (including Her Majesty’s Treasury) or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is the subject of Sanctions (as of the date of this agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, and Syria);

(d)         for the past five years, to the Knowledge of the Company, neither the Company nor any Company Subsidiary has engaged in, or are now engaged in, directly or indirectly, any unlawful dealings or transactions with any Person, or in any country or territory, that, at the time of the dealing or transaction, is or was the subject of Sanctions;

(e)         the Company and the Company Subsidiaries are, and for the past five years have been, in compliance in all material respects with all applicable Law concerning the exportation, re-exportation, importation and temporary importation of any products, technology, technical data or services (together, “Export Control Laws”) and all applicable Sanctions;

(f)          no Governmental Authority is investigating or has in the past five years conducted, initiated or threatened any investigation of the Company or any of the Company Subsidiaries or any of their respective officers, directors or employees for alleged violation of Anti-Corruption Laws, Sanctions or Export Control Laws in connection with activities relating to the Company or any of the Company Subsidiaries; and

(g)         the Company and the Company Subsidiaries have instituted and maintain policies and procedures reasonably designed to promote and achieve compliance with Anti-Corruption Laws, Export Control Laws and Sanctions in all material respects.

 Section 4.25     No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV or in any certificate delivered by the Company to Parent and Merger Sub pursuant hereto (and notwithstanding the delivery or disclosure to Parent or its Representatives of any documentation, projections, estimates, budgets or other information), Parent acknowledges that (a) none of the Company, the Company Subsidiaries or any other Person on behalf of the Company makes, or has made, any representation or warranty relating to itself or its business or otherwise in connection with this Agreement, the Merger or the other Transactions, and Parent and Merger Sub are not relying on any representation or warranty of any Person except for those expressly set forth in this Agreement, (b) no person has been authorized by the Company, the Company Subsidiaries or any other Person on behalf of the Company to make any representation or warranty relating to itself or its business or otherwise in connection with this Agreement and Merger, and if made, such representation or warranty shall not be relied upon by Parent or Merger Sub as having been authorized by such entity, and (c) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Parent, Merger Sub or any of their Representatives, including any materials or information made available to Parent or its Representatives in connection with presentations by the Company’s management, are not and shall not be deemed to be or include representations or warranties. Each of Parent and Merger Sub acknowledges that it has conducted, to its satisfaction, its own independent investigation of the condition, operations and business of the Company and in making its determination to proceed with the Transactions, including the Merger, each of Parent and Merger Sub has relied solely on the results of its own independent investigation and the terms of this Agreement and has not relied directly or indirectly on any materials or information made available to Parent or its Representatives by or on behalf of the Company. Notwithstanding the foregoing or any other provision of this Agreement or otherwise, nothing in this Section 4.25 shall be deemed to constitute a waiver of claims for intentional and actual fraud solely with respect to the representations and warranties contained in this Article IV.

ARTICLE V
REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company that the statements contained in this Article V are true and correct.

Section 5.1          Organization, Standing and Power. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized. Each of Parent and Merger Sub has all requisite power and authority to own, lease and operate its properties and assets and conduct its businesses as and where presently conducted, except where the failure to have such power or authority has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.2          Authority; Execution and Delivery; Enforceability. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the Merger and the other Transactions. The board of directors of Parent has validly adopted resolutions approving the execution, delivery and performance of this Agreement. As of the date of this Agreement, such resolutions have not been amended or withdrawn. The board of directors of Merger Sub has adopted resolutions (i) approving the execution, delivery and performance of this Agreement; (ii) determining that the terms of this Agreement are in the best interests of Merger Sub and its shareholders; (iii) declaring this Agreement advisable; and (iv) recommending that the shareholders of Merger Sub adopt this Agreement and directing that this Agreement be submitted to the shareholders of Merger Sub, for adoption immediately following execution of this Agreement. As of the date of this Agreement, such resolutions have not been amended or withdrawn. No other vote or corporate proceedings (including, for the avoidance of doubt, any stockholder approval) on the part of Parent or Merger Sub are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Merger and the other Transactions (except for the filing of the Certificate of Merger in accordance with the relevant provisions of the DGCL). Each of Parent and Merger Sub has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity.

Section 5.3          No Conflicts; Consents.

(a)         The execution and delivery by each of Parent and Merger Sub of this Agreement does not, and the performance by each of Parent and Merger Sub of its covenants, agreements and other obligations hereunder and the consummation of the Merger and the other Transactions will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub under, any provision of: (i) the governing or organizational documents of Parent or Merger Sub; (ii) any Contract to which any of Parent or Merger Sub is a party or by which any of their respective properties or assets is bound; or (iii) subject to the filings and other matters referred to in Section 5.3(b) any Order, Law or Permit, in each case, applicable to Parent or Merger Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any matters that have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)          No Consents of or from, or registration, declaration, notice or filing made to or with any Governmental Authority, is required to be obtained or made by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Merger and the other Transactions, other than (i) compliance with and filings under the rules and regulations of the Tokyo Stock Exchange and the Nagoya Stock Exchange; (ii) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”); (iii) compliance with and filings under Regulatory Laws in the Republic of Korea and Turkey; and (iv) such other matters that have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.4        Litigation. There is no demand, suit, claim, action or other proceeding (whether at law or in equity) before any Governmental Authority pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub that has had or would reasonably be expected to have a Parent Material Adverse Effect, nor is there any Order outstanding against or, to the Knowledge of Parent, investigation by any Governmental Authority involving Parent or Merger Sub that has had or would reasonably be expected to have a Parent Material Adverse Effect.

Section 5.5         Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission from the Company or its Subsidiaries in connection with the Merger or any of the other Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 5.6          Merger Sub. Merger Sub is a wholly owned Subsidiary of Parent. Since its date of incorporation, Merger Sub has not carried on any business nor conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

Section 5.7         Ownership of Common Stock. None of Parent, Merger Sub or any of their respective Affiliates has been, at any time during the three years prior to the date hereof, an “interested shareholder” of the Company, as defined in Section 203 of the DGCL.

Section 5.8          Sufficient Funds.  Neither Parent nor Merger Sub’s obligations hereunder are subject to any conditions regarding Parent’s, Merger Sub’s or any other Person’s ability to obtain financing for the completion of the Transactions. Parent has, and will have prior to the Effective Time, sufficient cash, available lines of credit or other sources of immediately available funds to consummate the Merger and any other Transactions, including the payment of the Merger Consideration in accordance with Article III, the refinancing of any Indebtedness of the Company or its Subsidiaries outstanding under Contracts disclosed in Section 4.14(b)(ii)(A) of the Company Disclosure Schedule that is necessary to be refinanced in connection with the Transaction and to pay any related fees and expenses, and there is not, nor will there be, any restriction on the use of such cash or cash equivalents for such purpose.

Section 5.9        No Other Representations or Warranties. Except for the representations and warranties contained in this Article V or in any certificate delivered by Parent or Merger Sub to the Company (and notwithstanding the delivery or disclosure to the Company or its Representatives of any documentation, projections, estimates, budgets or other information) the Company acknowledges that, (a) none of Parent, the Subsidiaries of Parent (including Merger Sub) or any other Person on behalf of Parent makes, or has made, any representation or warranty relating to itself or its business or otherwise in connection with this Agreement, the Merger or the other Transactions and the Company is not relying on any representation or warranty of any Person except for those expressly set forth in this Agreement and (b) no person has been authorized by Parent, the Subsidiaries of Parent (including Merger Sub) or any other Person on behalf of Parent to make any representation or warranty relating to itself or its business or otherwise in connection with this Agreement and Merger, and if made, such representation or warranty shall not be relied upon by Parent or Merger Sub as having been authorized by such entity. Notwithstanding the foregoing or any other provision of this Agreement or otherwise, nothing in this Section 5.9 shall be deemed to constitute a waiver of claims for intentional and actual fraud solely with respect to the representations and warranties contained in this Article V.

ARTICLE VI
COVENANTS

Section 6.1          Conduct of Business. From the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, and except as set forth in Section 6.1 of the Company Disclosure Schedule, as any other provision of this Agreement expressly contemplates or expressly requires, as required by applicable Law, or rules and regulations of the SEC or NYSE, for any action taken by the Company to the extent necessary, desirable or appropriate in order to effect the Migration, or to the extent Parent has consented in writing thereto (such consent not to be unreasonably withheld, delayed or conditioned):

(a)      the Company shall, and shall cause the Company Subsidiaries, to conduct the business of the Company and the Company Subsidiaries in the ordinary course of business consistent with past practice in all material respects; and use its commercially reasonable efforts to (A) preserve intact its present business organization, (B) maintain in effect all of its material Permits, and (C) maintain satisfactory relationships with its customers, lenders, suppliers, licensors, licensees, distributors, employees and others having material business relationships with it;

(b)       without limiting the generality of the foregoing (and provided that no action or failure to take action with respect to matters specifically addressed by any of the provisions of this Section 6.1(b) shall constitute a breach under Section 6.1(a) unless such action or failure to take action would otherwise constitute a breach of Section 6.1(a)), the Company shall not, and shall not permit any Company Subsidiary to, take any of the following actions:

(i)          (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than (x) dividends and distributions by a direct or indirect wholly owned Company Subsidiary to its parent, (y) dividends on Common Stock (not to exceed $0.30 per share of Common Stock per quarter) solely to the extent made on payment dates that correspond to record dates on June 28, 2021, September 27, 2021 and December 27, 2021 and (z) dividends on the Preferred Stock pursuant to Section 2 of the Certificates of Designations; (B) split, combine, subdivide, recapitalize or reclassify any of its capital stock, securities convertible into or exchangeable or exercisable for any of its capital stock or any other equity interests of the Company or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities, other than the issuance of Common Stock upon the exercise of Options or the vesting of PRSUs and RSUs in existence as of the date of this Agreement or issued after the Agreement Date in compliance with the terms of this Section 6.1(b), in accordance with the terms thereof; or (C) purchase, redeem, exchange or otherwise acquire, or offer to purchase, redeem, exchange or otherwise acquire, any capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests  (excluding the settlement by the Company of Options, PRSUs or RSUs in accordance with the terms thereof in effect as of the date of this Agreement or the withholding of Shares to satisfy Tax obligations with respect to Options, PRSUs or RSUs);

(ii)        issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (other than Liens imposed by applicable securities Laws), or authorize any of the foregoing with respect to: (A) any shares of capital stock of the Company or any Company Subsidiary other than the issuance of Common Stock upon the exercise of Options or vesting of PRSUs or RSUs or purchase rights under the Company ESPP in existence as of the date of this Agreement or issued after the Agreement Date in compliance with the terms of this Section 6.1(b), in accordance with the terms thereof; (B) any new Options, RSUs or PRSUs or other equity interests of the Company or any Company Subsidiary other than in compliance with the terms of this Section 6.1(b), in accordance with the terms thereof; (C) any other securities convertible into or exchangeable or exercisable for capital stock or other equity interests in, the Company or any Company Subsidiary; or (D) any other warrants, calls, options or other rights to acquire any capital stock or other equity interests in the Company or any Company Subsidiary;

(iii)        amend the Company Charter or the Company Bylaws or the organizational documents of any of the Company Subsidiaries (whether by merger, consolidation or otherwise);

(iv)        make or adopt any material change in its accounting methods, principles or practices, except insofar as may be required by a change in GAAP or Law (or interpretations thereof by any Governmental Authority);

(v)        directly or indirectly acquire, whether by merger, consolidation, acquisition of stocks or assets or otherwise, any equity interest in, or any business or assets of, any Person or division thereof, except (A) acquisitions in the ordinary course of business consistent with past practice; (B) acquisitions pursuant to Contracts or purchase orders in existence on the date of this Agreement in accordance with the terms thereof; (C) acquisitions of shipping containers in connection with sale/leaseback transactions in an amount not to exceed $50,000,000 in the aggregate; provided that the Company shall provide advance notice to Parent of the entry into any such transaction in excess of $30,000,000 in the aggregate; (D) acquisitions of shipping containers in an amount not to exceed $50,000,000; provided that the Company shall provide advance notice to Parent of the entry into any such transaction in excess of $20,000,000 or (E) acquisitions with respect to transactions solely between the Company, on the one hand, and any wholly owned Company Subsidiary, on the other hand, or solely between wholly owned Company Subsidiaries;

(vi)        except in relation to Liens to secure Indebtedness for borrowed money permitted to be incurred under Section 6.1(b)(vii) or to secure Indebtedness for borrowed money permitted to be incurred under the Capex Financing (as defined on Schedule 6.1(b)(xiii)), sell, lease, license, mortgage, sell and leaseback or otherwise subject to any Lien (other than Permitted Liens), or otherwise dispose of any properties or assets including shipping containers or any interests therein other than (A) pursuant to Material Contracts in existence on the date of this Agreement in accordance with the terms thereof; (B) in an amount not to exceed $5,000,000 in the aggregate, except for disposal by sale in the ordinary course of business of trading or end-of-useful life shipping containers that are not on lease; or (C) with respect to transactions between the Company, on the one hand, and any wholly owned Company Subsidiary, on the other hand, or between wholly owned Company Subsidiaries;

(vii)      create, incur, issue, refinance, assume, guarantee or become obligated with respect to any additional Indebtedness or cancel any Indebtedness or waive any rights of value to the Company and the Company Subsidiaries, taken as a whole, except for (A) the incurrence of additional Indebtedness not to exceed $50,000,000 in the aggregate which is capable of being repaid in full on or after the Effective Time at any time without any premium or penalty; (B) the refinancing of existing Indebtedness in an amount no greater than $67,000,000 in the aggregate at no greater than the interest rate in effect with respect to the current Indebtedness and on other terms no less favorable in the aggregate; or (C) Indebtedness between the Company, on the one hand, and any wholly owned Company Subsidiary, on the other hand, or between wholly owned Company Subsidiaries;

(viii)      enter into any collective bargaining agreement;

(ix)        settle or compromise, or offer or propose to settle or compromise, (A) any litigation, investigation, arbitration, proceeding or other claim or dispute, or release, dismiss or otherwise dispose of any claim, liability, obligation or arbitration other than settlements, releases, dismissals, dispositions or compromises of litigation that involve the payment of monetary damages (excluding monetary damages that are fully covered by the Company Insurance Policies) in an amount not in excess of $500,000 individually or $1,000,000 in the aggregate by the Company or any Company Subsidiary and do not (i) involve injunctive relief or impose restrictions on the business or operations of the Company and the Company Subsidiaries or (ii) knowingly involve any admission of any material violations of Law excluding, in all cases, claims and litigation with respect to which an insurer (but neither the Company nor any Company Subsidiary) has the right to control the decision to settle, (B) stockholder litigation or dispute against the Company or any of its officers or directors or (C) any litigation, arbitration, proceeding or dispute that relates to the Transactions, in each case, subject to Section 6.12;

(x)       make, change or revoke any material election with respect to Taxes; file any amended material Tax Return; settle or compromise any material Tax claim, audit or assessment; prepare or file any material Tax Return in a manner inconsistent with past practice; adopt or change any material Tax accounting method; change any material Tax accounting period; enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund, offset or reduction in Tax; consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment (other than any such extensions or waivers automatically granted); or, if it would have the effect of materially increasing the Tax liability or materially reducing any Tax asset of the Company or any Company Subsidiary, Parent or any Affiliate of Parent, take or omit to take any other action outside the ordinary course of business;

(xi)       except in the ordinary course of business, consistent with past practice (i) enter into, terminate or materially amend or modify any Material Contract (other than as permitted elsewhere in this Section 6.1(b)) or Contract that, if in effect on the date hereof, would have been a Material Contract or (ii) waive in any material respect any term of, or waive any material default under, or release, settle or compromise any material claim by or against the Company or any of its Subsidiaries or material liability or obligation owing to the Company or any of its Subsidiaries under, any Material Contract;

(xii)     adopt or enter into a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation or other reorganization of the Company or any of its Subsidiaries (other than the Transactions);

(xiii)     incur any capital expenditure or any obligations or liabilities in respect thereof, except in an amount no greater than $1,100,000,000 in the aggregate for fiscal year 2021;

(xiv)      other than in connection with actions permitted by Section 6.1(b)(vi) or Section 6.1(b)(xiii), make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice;

(xv)        fail to maintain existing material insurance policies or comparable replacement policies;

(xvi)      except for non-exclusive licenses granted in the ordinary course of business consistent with past practice or the expiration or lapse of non-material Company Intellectual Property by its terms, sell, lease, license, sublicense, modify, terminate, abandon or permit to lapse, transfer or dispose of, create or incur any Lien (other than Permitted Liens) on, or otherwise fail to take any action necessary to maintain, enforce or protection any Company Intellectual Property;

(xvii)     except as set forth in Section 6.1(b)(xvii) of the Company Disclosure Schedule or as required by the terms of a Company Benefit Plan in effect on the date hereof or applicable Law, (i) grant or increase any severance, retention or termination pay to, or enter into, amend or renew any severance, retention, termination, employment, consulting, retirement, deferred compensation, change in control, transaction bonus or other similar Contract with any current or former Service Provider or increase benefits payable under any existing severance or termination pay policies or employment or consulting agreements, (ii) discretionarily accelerate the vesting or payment or otherwise amend the terms of any equity or equity-based awards (including all currently outstanding Company Equity Awards) held by any current or former Service Provider, (iii) establish, adopt, enter into or materially amend or alter the prior interpretation of any Company Benefit Plan or any collective bargaining agreement, (iv) increase the compensation, bonus or other benefits provided to any current or former Service Provider (other than annual increases in base compensation in the ordinary course of business for Service Providers who are not Key Executives, not to exceed 3% of current salaries for all such Service Providers in the aggregate) or (v) hire any new Service Provider who would be a Key Employee, or terminate the employment or service of any Key Employee other than for “cause” or for performance reasons;

(xviii)   enter into, amend in any material respect, assign, terminate, or otherwise waive any material right under, any Real Property Lease; or

(xix)      agree to take any of the foregoing actions.

Section 6.2           Proxy Statement.

(a)        As soon as reasonably practicable following the date of this Agreement (and in no event later than fifteen (15) Business Days following the date of this Agreement), the Company shall, in consultation with Parent, prepare and file with the SEC in preliminary form a proxy statement (together with any amendments thereof or supplements thereto, the “Proxy Statement”) relating to the meeting of the Company’s stockholders held for the purpose of approving and adopting this Agreement and the Transactions, including the Merger (including any adjournment or postponement thereof, the “Company Stockholders Meeting”). Parent, Merger Sub and the Company will cooperate with each other in the preparation of the Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act to be set forth in the Proxy Statement, and such information, at the date the Proxy Statement is first mailed to the Company’s stockholders and at the time of the Company Stockholders Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company shall use its commercially reasonable efforts to respond to all SEC comments with respect to the Proxy Statement as promptly as reasonably practicable after receipt thereof and file all necessary amendments thereto in connection with such SEC comments. The Company shall promptly notify Parent and Merger Sub of the receipt of any comments from the SEC (or the staff of the SEC) with respect to the Proxy Statement and any request by the SEC (or the staff of the SEC) for any amendment to the Proxy Statement or for additional information and shall consult with Parent regarding, and provide Parent with copies of, all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, the Company shall provide Parent a reasonable opportunity to review and to propose comments on such document or response and the Company shall in good faith consider including all such comments proposed by Parent, but the Company shall not be obligated to incorporate any such comments. The Company shall, after the date on which the SEC (or the staff of the SEC) confirms that it has no further comments on the Proxy Statement, cause the Proxy Statement to be mailed to the Record Holders entitled to vote at the Company Stockholders Meeting, and shall cause the Company Stockholders Meeting to be held as soon as reasonably practicable following such mailing (but in no event more than 45 days after the date of such mailing).

(b)        The Proxy Statement, at the date it is first mailed to the Company’s stockholders, or at the time of the Company Stockholders Meeting, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not false or misleading in light of the circumstances under which they are made. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, any obligations of the Company with respect to this Section 6.2(b) do not extend to statements made or incorporated by reference in the Proxy Statement based on information supplied by Parent or Merger Sub in writing for inclusion or incorporation by reference therein.

(c)        If at any time prior to the Company Stockholders Meeting any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by the Company or Parent which, in the reasonable judgment of the Company or Parent (as applicable), should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information promptly shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company.

 Section 6.3       Company Stockholders Meeting. The Company, acting through the Company Board, shall (a) as soon as reasonably practicable following confirmation by the SEC (or the staff of the SEC) that it has no further comments on the Proxy Statement take all action necessary to set a record date for, duly call, give notice of, convene and hold the Company Stockholders Meeting; and (b) subject to Section 6.4, include in the Proxy Statement the Company Board Recommendation and use its reasonable best efforts to obtain the Company Stockholder Approval. As soon as reasonably practicable following the date of this Agreement (and thereafter, upon the reasonable request of Parent made not more than one time every week), the Company shall conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act for a record date for the Company Stockholders’ Meeting that is twenty (20) business days after the date of such “broker search.” Unless the Agreement has been duly terminated in accordance with the terms herein, the Company shall, subject to the right of the Company Board (or a committee thereof) to modify its recommendation in a manner adverse to Parent under the circumstances specified in Section 6.4, use commercially reasonable efforts to solicit from the stockholders of the Company proxies in favor of the proposal to adopt this Agreement and approve the Merger and the Transactions and to secure the Company Stockholder Approval (it being understood that the foregoing shall not require the Company Board (or a committee thereof) to recommend in favor of the adoption of this Agreement, if a Company Adverse Recommendation Change has been effected in accordance with Section 6.4(d)). Notwithstanding anything to the contrary contained in this Agreement, the Company may not adjourn or postpone the Company Stockholders Meeting without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), except (i) as required by applicable Law, (ii) if the Company reasonably believes in good faith that it is necessary to ensure that any supplement or amendment to the Proxy Statement that is legally required or may be advisable (including in the event that, and respect of, any objection that is raised by any stockholder of the Company to the sufficiency or accuracy of the Proxy Statement) is timely provided to the stockholders of the Company, or (iii)  if as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of the Common Stock (either in person, or by means of remote communication, or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting, or if on the date of such Company Stockholders Meeting, the Company has not received proxies representing a sufficient number of shares of the Common Stock necessary to obtain the Company Stockholder Approval and except to the extent that the Company Board shall have made a Company Adverse Recommendation Change as permitted by (and solely pursuant to the terms of) Section 6.4), the Company shall continue to use all reasonable best efforts to assist in the solicitation of proxies from stockholders relating to the Company Stockholder Approval; provided, that unless otherwise agreed by the parties, the Company Stockholders Meeting may not be postponed or adjourned to a date that is more than 10 days after the date for which the then most-recent Company Stockholders Meeting was scheduled (excluding any adjournments or postponements required by applicable Law). The Company agrees that no matters shall be brought before the Company Stockholders Meeting other than the proposal to obtain the Company Stockholder Approval, the related “golden parachute” vote under Rule 14a-21(c) of the Exchange Act and any related and customary procedural matters (including a proposal to adjourn the Company Stockholders Meeting, if necessary, to solicit additional proxies for the purpose of obtaining the Company Stockholder Approval). The Company shall keep Parent informed on a reasonably current basis regarding its solicitation efforts and proxy tallies following the dissemination of the Proxy Statement to the holders of the Shares; provided, that the Company shall, upon the request of Parent, use its reasonable best efforts to cause the applicable proxy solicitor of the Company to advise Parent on a not less than daily basis during the last ten (10) Business Days prior to the date of the Company Stockholders Meeting as to the aggregate tally of the proxies received by the Company with respect to the Company Stockholder Approval.

Section 6.4           Acquisition Proposals.

(a)          Except as expressly permitted by this Section 6.4, until the Effective Time or, if earlier, the termination of this Agreement pursuant to and in accordance with Section 8.3(a), the Company shall not, and shall cause the Company Subsidiaries not to, and shall not authorize or permit its and the Company Subsidiaries’ Representatives to, directly or indirectly, solicit, initiate, or knowingly take any action to facilitate or encourage the submission of any Alternative Proposal or the making of any proposal that could reasonably be expected to lead to any Alternative Proposal, or, subject to this Section 6.4(a) or Section 6.4(b): (i) conduct or engage in any discussions or negotiations with, disclose or afford access to any non-public information relating to the Company or any Company Subsidiary to, or knowingly assist, participate in, knowingly facilitate, or knowingly encourage any effort by, any third party that is seeking to make, or has made, any Alternative Proposal; (ii) except where the Company Board (or a committee thereof) makes a good faith determination, after consultation with outside legal counsel and its financial advisor, that the failure to do so would be inconsistent with its fiduciary duties under applicable Law, amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any Company Subsidiaries; or (iii) enter into any agreement, letter of intent, term sheet or other Contract relating to any Alternative Proposal (each, a “Company Acquisition Agreement”). Except as expressly permitted by this Section 6.4, the Company Board shall not effect a Company Adverse Recommendation Change. Except as expressly permitted by this Section 6.4, until the Effective Time, or, if earlier, the termination of this Agreement pursuant to and in accordance with Section 8.3(a), the Company shall, and shall cause the Company Subsidiaries to, cease immediately and cause to be terminated any and all existing activities, discussions, or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Alternative Proposal, and the Company shall use its commercially reasonable efforts to cause (and shall send written notice demanding that) any such third party (or its agents or advisors) in possession of non-public information in respect of the Company or any Company Subsidiary that was furnished by or on behalf of the Company and the Company Subsidiaries to return or destroy all such information.

(b)         Notwithstanding the foregoing in this Section 6.4, prior to the receipt of the Company Stockholder Approval, the Company Board (or a committee thereof), directly or indirectly through any Representative, may, subject to Section 6.4(c): (i) participate in negotiations or discussions with any third party, that has made (and not withdrawn) a bona fide Alternative Proposal in writing that was not solicited in violation of Section 6.4(a) that the Company Board (or a committee thereof) believes in good faith, after consultation with outside legal counsel and its financial advisor, constitutes or could reasonably be expected to result in a Superior Proposal; (ii) enter into, and thereafter furnish to such third party non-public information relating to the Company or any Company Subsidiaries pursuant to, an executed confidentiality agreement that constitutes an Acceptable Confidentiality Agreement (a copy of such third party non-public information (to the extent such non-public information has not been previously made available by the Company to Parent) and such Acceptable Confidentiality Agreement shall be provided to Parent substantially contemporaneously); (iii) following receipt of and on account of a Superior Proposal, and subject to Section 6.4(d) and Section 6.4(f), make a Company Adverse Recommendation Change or terminate this Agreement pursuant to and in accordance with Section 8.3(a); or (iv) take any action that any court of competent jurisdiction orders the Company to take (which order remains unstayed), but, in each case referred to in the foregoing clauses (i) through (iv), only if the Company Board (or a committee thereof) determines in good faith, after consultation with outside legal counsel and its financial advisor, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law or in violation of any Order of a court of competent jurisdiction. Nothing contained herein shall prevent the Company Board (or a committee thereof) from disclosing to the Company’s stockholders a position under Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to an Alternative Proposal, if the Company Board (or a committee thereof) determines, after consultation with outside legal counsel, that failure to disclose such position would constitute a violation of applicable Law; provided, that, any such disclosure that would otherwise constitute a Company Adverse Recommendation Change shall only be made in accordance with Section 6.4(d) or Section 6.4(e), as applicable.

(c)          Neither the Company Board nor any committee thereof shall take any of the actions referred to in clauses (i) through (iv) of Section 6.4(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action. The Company shall notify Parent promptly (and in no event later than one Business Day) after it obtains (i) knowledge of the receipt by the Company (or any of its Representatives) of any Alternative Proposal, (ii) any inquiry that would reasonably be expected to lead to an Alternative Proposal, (iii) any request for non-public information relating to the Company or any Company Subsidiary or for access to the business, properties, assets, books, or records of the Company or any Company Subsidiaries by any third party in connection with an Alternative Proposal. In such notice, the Company shall identify the third party making, and the material terms and conditions of, any such Alternative Proposal, indication or request. The Company shall keep Parent reasonably informed of the status and material terms of any such Alternative Proposal, indication or request, including any material amendments or material proposed amendments as to price and other material terms thereof.

(d)        Except as expressly permitted by this Section 6.4, neither the Company Board or any committee thereof shall effect a Company Adverse Recommendation Change, enter into a Company Acquisition Agreement or terminate this Agreement pursuant to Section 8.3(a). Notwithstanding the foregoing, at any time prior to the receipt of the Company Stockholder Approval, the Company Board (or any committee thereof) may effect a Company Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.3(a) and enter into a Company Acquisition Agreement, if: (i) the Company notifies Parent, in writing, at least four Business Days (the “Superior Proposal Notice Period”) before making a Company Adverse Recommendation Change or terminating the Agreement pursuant to Section 8.3(a) and entering into a Company Acquisition Agreement, of its intention to take such action with respect to a Superior Proposal (which notice shall not, by itself, constitute a Company Adverse Recommendation Change), which notice shall state expressly that the Company has received an Alternative Proposal that the Company Board (or a committee thereof) has determined in good faith, after consulting with outside legal counsel and its financial advisor, constitutes a Superior Proposal and that the Company Board (or a committee thereof) intends to effect a Company Adverse Recommendation Change; (ii) the Company attaches to such notice the most current version of the proposed agreement reflecting the Superior Proposal and any material documents related thereto, and summarizes in reasonable detail any material terms and conditions of such Superior Proposal that are not reflected in the proposed agreement with respect to such Superior Proposal and the identity of the third party making such Superior Proposal; (iii) during the Superior Proposal Notice Period, the Company negotiates with Parent in good faith, and causes its Representatives to negotiate with Parent in good faith, to make such adjustments in the terms and conditions of this Agreement so that such Alternative Proposal ceases to constitute a Superior Proposal, if Parent, in its discretion, proposes in good faith to make such adjustments (it being agreed that in the event that, after commencement of the Superior Proposal Notice Period, there is any material revision to the terms of a Superior Proposal, including any revision in price, the Superior Proposal Notice Period shall be extended, if applicable, to ensure that at least three Business Days remain in the Superior Proposal Notice Period subsequent to the time the Company notifies Parent of any such material revision); and (iv) the Company Board (or a committee thereof) determines in good faith, after consulting with outside legal counsel and its financial advisor, that such Alternative Proposal continues to constitute a Superior Proposal after taking into account any adjustments made by Parent during the Superior Proposal Notice Period to the terms and conditions of this Agreement.

(e)          Notwithstanding anything to the contrary in Section 6.4(a)-(d), but subject to Section 6.4 and the last sentence of this Section 6.4(e), prior to the receipt of the Company Stockholder Approval, the Company Board (or a committee thereof) may effect a Company Adverse Recommendation Change if: (i) an Intervening Event occurs, (ii) the Company Board (or such committee) determines in good faith, after consulting with outside legal counsel and its financial advisor that the failure to effect such Company Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable Law, (iii) prior to effecting the Company Adverse Recommendation Change, the Company promptly notifies Parent, in writing, at least two Business Days (the “Company Adverse Recommendation Notice Period”) before taking such action of the Company Board’s (or such committee’s) intent to consider such action (which notice shall not, by itself, constitute a Company Adverse Recommendation Change), and which notice shall include a reasonably detailed description of the underlying facts giving rise to the Intervening Event, and the reasons the Company Board (or such committee) proposes to take such action; (iv) the Company shall, and shall cause its Representatives to, during the Company Adverse Recommendation Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that the underlying facts giving rise to the Intervening Event, and the reasons the Company Board (or such committee) proposes to take such action, cease to constitute circumstances causing the Company Board to propose making a Company Adverse Recommendation Change, if Parent, in its discretion, proposes in good faith to make such adjustments; and (v) the Company Board (or such committee) determines in good faith, after consulting with outside legal counsel and its financial advisor and taking into account any adjustments made by Parent during the Company Adverse Recommendation Notice Period, that the failure to effect such Company Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable Law. The Company acknowledges and hereby agrees that any Company Adverse Recommendation Change effected (or proposed to be effected) in response to or in connection with any Alternative Proposal may be made solely and exclusively pursuant to Section 6.4(d) only, and may not be made pursuant to this Section 6.4(e), and any Company Adverse Recommendation Change may only be made pursuant to this Section 6.4 and no other provisions of this Agreement. For purposes of this Agreement, an “Intervening Event” means any event, change, effect, development or occurrence, or any consequence thereof, that becomes known to the Company Board after the date of this Agreement that (i) was not known, (or if known, the consequences of which were not reasonably foreseeable), to the Company Board as of or prior to the date of this Agreement and did not result from a breach of this Agreement by the Company and (ii) does not relate to or involve an Alternative Proposal.

(f)         Notwithstanding any Company Adverse Recommendation Change, unless this Agreement has been earlier terminated in accordance with Article VIII (including by the Company under Section 8.3(a)), this Agreement shall be submitted to Company’s shareholders at the Company Stockholders Meeting for the purpose of voting on the approval of this Agreement and the Transactions (including the Merger) and nothing contained herein shall be deemed to relieve Company of such obligation; provided, however, that if the Company Board shall have made a Company Adverse Recommendation Change (i) with respect to a Superior Proposal, then the Company Board may recommend approval of such Superior Proposal by the shareholders of Company or (ii) based on a Intervening Event, then the Company Board may submit this Agreement to Company’s shareholders without recommendation, in which event the Company Board shall communicate the basis for its recommendation of such Superior Proposal or the basis for its lack of a recommendation with respect to this Agreement and the transactions contemplated hereby to Company’s shareholders in the Proxy Statement or an appropriate amendment or supplement thereto.

Section 6.5           Filings; Efforts to Consummate.

(a)        Subject to the terms and conditions herein provided, each of Parent and the Company shall use their respective reasonable best efforts to reasonably promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws to consummate, and make effective as reasonably promptly as practicable after the date hereof, the Transactions, including (i) preparing and filing with a Governmental Authority as reasonably promptly as practicable all applications, notices, petitions, filings, ruling requests, and other documents necessary to consummate the Transactions and to obtain as reasonably promptly as practicable all Consents necessary to be obtained from any Governmental Authority in order to consummate the Transactions (collectively, the “Governmental Approvals”), (ii) as reasonably promptly as practicable taking all steps as may be commercially reasonable to obtain all such Governmental Approvals and (iii) obtaining and maintaining all approvals and consents from, and providing all notices to, any other third party that are necessary to consummate the Transactions (including, for the avoidance of doubt, those required to maintain in effect after the Closing all Contracts relating to the Company’s Indebtedness without any default thereunder), including those set forth on Schedule 6.5. In furtherance and not in limitation of the foregoing, each party hereto agrees to (A) make an appropriate and complete filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions within fifteen (15) Business Days of the date of this Agreement and, unless otherwise agreed by the parties; (B) make all other filings that are required to be made in order to consummate the Transactions pursuant to other Regulatory Laws with respect to the Transactions, including without limitation, any such filings required pursuant to the Regulatory Laws of (1) the Republic of Korea and Turkey and (2) any other countries outside of the United States, in each case pertaining to pre-merger notification and regulation of terms and conditions of merger transactions, as reasonably promptly as practicable; and (C) not extend any waiting period under the HSR Act, or enter into any agreement with the FTC, the DOJ or any other Governmental Authority not to consummate the Transactions, except with the prior written consent of the other party hereto (which shall not be unreasonably withheld, conditioned or delayed). Parent and the Company shall supply as reasonably promptly as practicable any additional information or documentation that may be requested pursuant to the HSR Act or any other Regulatory Law and use its reasonable best efforts to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other Regulatory Law as soon as practicable (including complying with any “second request” for information or similar request from a Governmental Authority pursuant to other Regulatory Laws).  The foregoing notwithstanding, to the extent there is a conflict between this Section 6.5 and Section 6.17 with respect to actions to be taken in connection with the Migration, Section 6.17 shall control and govern.

(b)        In connection with the actions referenced in Section 6.5(a) to obtain all Governmental Approvals for the Transactions under the HSR Act or any other Regulatory Laws, each of Parent and the Company shall: (i) cooperate in all respects with each other in connection with any communication, filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party and its counsel promptly informed of any communication received by such party from, or given by such party to, the FTC, the DOJ or any other U.S. or other Governmental Authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions; (iii) consult with each other in advance of any meeting or conference with the FTC, the DOJ or any other Governmental Authority or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ or such other Governmental Authority or other person, give the other party or its counsel the opportunity to attend and participate in such meetings and conferences; and (iv) permit the other party and its counsel to review in advance any submission, filing or communication (and documents submitted therewith) intended to be given by it to the FTC, the DOJ or any other Governmental Authority; provided that materials may be redacted to remove references concerning the valuation of the businesses of the Company and the Company Subsidiaries. Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material to be provided to the other under this Section 6.5(b) as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel. In furtherance and not in limitation of the covenants of the parties contained in Section 6.5(a) and Section 6.5(b), Parent and the Company shall use reasonable best efforts to defend through litigation on the merits any claim asserted in any court with respect to the Transactions by the FTC, the DOJ or any other applicable Governmental Authority.

(c)         Notwithstanding anything to the contrary in this Agreement, (A) Parent shall not be required to (and the Company shall not, without the consent of Parent) (x) propose, negotiate, commit to or effect, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of any business, product line, asset, contractual right, or relationship of Parent or any of its Subsidiaries (other than the Company and the Company Subsidiaries) or (y) otherwise take or commit to take any action that after the Closing may limit Parent’s or its Subsidiaries’ or its Affiliates’ (other than the Company and the Company Subsidiaries’) freedom of action with respect to, or its or their ability to operate or retain, one or more of the businesses, product lines or assets of Parent or its Subsidiaries or Affiliates (other than the Company and the Company Subsidiaries) or (z) enter into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated hereby and (B) Parent shall not be required to, and the Company and its Subsidiaries shall not be required to (and shall not without the consent of Parent), take any actions which would reasonably be expected to have a Company Material Adverse Effect (each such condition and action described in clause (A) (as it relates to Parent) and clause (B) (as it relates to the Company and the Company Subsidiaries) that the applicable party hereto is not required to accept or take, a “Burdensome Condition”). Parent shall have the right to direct all matters with any Governmental Authority consistent with its obligations hereunder. Notwithstanding anything to the contrary in this Agreement, it is agreed that Parent shall make all strategic decisions and lead all discussions, negotiations and other proceedings, and coordinate all activities with respect to any requests that may be made by, or any actions, consents, undertakings, approvals, or waivers that may be sought by or from, any Governmental Authority, in connection with obtaining Governmental Approvals for the Transactions under the HSR Act or any other Regulatory Laws, including determining the strategy for contesting, litigating or otherwise responding to objections to, or proceedings challenging, the consummation of the Merger and the other Transactions, in each case subject to good faith consultations with the Company reasonably in advance and in consideration of the Company’s views.

(d)         To the extent permitted by applicable Law, the Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of: (i) the occurrence, or failure to occur, of any event which occurrence or failure to occur has resulted in or would reasonably be expected to result in the failure to satisfy or be able to satisfy any of the conditions specified in Article VII, and such written notice shall specify the condition which has failed or will fail to be satisfied; (ii) any written notice from any Person alleging that the consent of such Person is or may be required in connection with the Transactions to the extent such consent is material to the Company and the Company Subsidiaries, taken as a whole; and (iii) any material written notice from any Governmental Authority in connection with the Transactions; provided that the delivery of any notice pursuant to this Section 6.5(d) shall not limit or otherwise affect the remedies available hereunder to Parent or the Company.

Section 6.6           Access and Reports.

(a)          Subject to applicable Law and applicable contractual restrictions in effect on the date hereof, upon reasonable notice, the Company shall (and shall cause the Company Subsidiaries to) afford to the officers and other authorized Representatives of Parent, reasonable access, during normal business hours throughout the period prior to the Effective Time, to its and the Company Subsidiaries’ officers and its and the Company Subsidiaries’ properties, offices and other facilities and its and the Company Subsidiaries’ books, contracts, personnel files and records, and, during such period, the Company shall (and shall cause the Company Subsidiaries to) furnish promptly all information concerning its and the Company Subsidiaries’ business, properties and personnel as may reasonably be requested by Parent and its Representatives from time to time; provided that any such access shall be coordinated through one of the persons listed on Section 6.6 of the Company Disclosure Schedule and provided, further, that no investigation pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty made by the Company herein; and provided, further, that the foregoing shall not require the Company to (i) (A) permit any inspection that, in the reasonable judgment of the Company, would be materially disruptive to the business or operations of the Company or any of the Company Subsidiaries, or (B)  disclose any information that would, in the reasonable judgment of the Company, result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality, (ii)  disclose any information that would, in the reasonable judgment of the Company, be prohibited by applicable Law or be reasonably likely to result in the waiver of the protection of attorney‑client, work product or other legal privilege or (iii)  provide access to or otherwise make available any information relating to the process conducted by the Company that led to the execution of this Agreement. The Company and Parent shall cooperate in good faith to make appropriate substitute arrangements under circumstances in which the restrictions of the preceding sentence apply. The Confidentiality Agreement shall apply with respect to information furnished by the Company hereunder.

(b)        The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any (i) notice or other communication received by such party from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent would reasonably be expected to be material to the Company, the Surviving Corporation or Parent and (ii) action, suit, claim, investigation or proceeding commenced or, to such party’s knowledge, threatened against, relating to or otherwise affecting such party or any of its Subsidiaries which relate to the Transactions.

Section 6.7         Public Announcements. Except with (a) respect to any Company Adverse Recommendation Change or announcement made with respect to any Alternative Proposal, Superior Proposal or related matters (in each case in compliance with Section 6.4), (b) any dispute between the parties regarding this Agreement or the Transactions, or (c) a press release or other public statement that is consistent in all material respects with previous press releases, public disclosures or public statements made by a party hereto in accordance with this Agreement, Parent and the Company shall provide an opportunity for the other party to review and comment upon any press release or other public statements with respect to the Transactions, including the Merger, and shall not issue any such press release or make any such public statement prior to providing such opportunity to review and comment, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The Company and Parent agree that the initial press release to be issued with respect to the Transactions shall be in a form mutually agreed to by the Company and Parent. Nothing in this Section 6.7 shall limit the ability of any party hereto to make internal announcements to their respective employees that are consistent in all material respects with the prior public disclosures regarding the Transactions.

Section 6.8         Stock Exchange Delisting; Deregistration. Each of the Company and Parent shall cause the Company’s securities to be delisted from the NYSE and deregistered under the Exchange Act as soon as practicable following the Effective Time.

Section 6.9        Expenses. Subject to Section 8.6(e), all fees and expenses (including all fees and expenses of counsel, accountants, financial advisors, and investment bankers) incurred in connection with this Agreement and the Transactions will be paid by the party incurring such fees and expenses; provided, however, that (a) Parent shall be responsible for all filing fees incurred with respect to the Transactions in connection with the HSR Act and Regulatory Laws from countries outside of the United States pertaining to pre-merger notification and regulation of terms and conditions of merger transactions and (b) the Company shall be responsible for the printing and mailing costs for the Proxy Statement.

Section 6.10         Director and Officer Indemnification and Insurance.

(a)         For six (6) years after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation and any successor to, indemnify and hold harmless, to the fullest extent permitted under applicable Law, the present and former officers and directors of the Company or any Company Subsidiary, and any person who becomes an officer or director of the Company or any Company Subsidiary prior to the Effective Time (each, an “Indemnified Person”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and any fees, costs and expenses (including the reasonable attorneys’ fees, expenses and disbursements of counsel of the respective Indemnified Person’s choosing) incurred or arising in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, arising out of or related to such Indemnified Person’s service as an officer, director, employee, fiduciary or agent of the Company or any Company Subsidiary at or prior to the Effective Time, or services performed by such Indemnified Person, at the request of the Company or any Company Subsidiary, as a fiduciary under any Company Benefit Plan, in each case to the extent they arise out of (i) matters existing or occurring or alleged to have existed or occurred at or prior to the Effective Time, (ii) matters related to this Agreement and the Transactions and (iii) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Person. In the event of any such claim, action, suit or proceeding, (A) each Indemnified Person will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit or proceeding within 20 Business Days of receipt by the Surviving Corporation from such Indemnified Person of a request therefor, provided that if required under the DGCL, the Indemnified Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Person is not entitled to indemnification, and (B) Parent and the Surviving Corporation shall use their respective reasonable best efforts to cooperate in the defense of any such matter.

(b)       For six years after the Effective Time, Parent shall cause to be maintained in effect provisions in the Surviving Corporation’s Certificate of Incorporation and bylaws (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement in the Company Charter and Company Bylaws.

(c)         Prior to the Effective Time, Parent and Merger Sub shall obtain, and fully pay the premium for, a non-cancelable extension of the Company’s directors’ and officers’ insurance policies and fiduciary liability insurance policies (collectively, the “D&O Insurance”) in place as of the date hereof, in each case for a claims reporting or discovery period of at least six years from and after the Effective Time and on terms and conditions and with retentions and limits of liability that are at least as favorable to the insureds as those contained in the Company’s D&O Insurance policies in effect as of the date hereof; provided that if the aggregate cost for such insurance coverage in respect of any one policy year exceeds 300% of the current annual premium paid by the Company, Parent and Merger Sub shall instead be obligated to obtain D&O Insurance with the best available coverage with respect to matters occurring at or prior to the Effective Time for an aggregate cost in respect of each policy year within such six-year period of 300% of the current annual premium paid by the Company.

(d)        Parent agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (including any matters arising in connection with the Transactions) now existing in favor of any Indemnified Person as provided in any agreement in effect on the date hereof (and made available to Parent prior to the date hereof) between the Company or any Company Subsidiary, on the one hand, and any Indemnified Person, on the other hand, will be assumed by the Surviving Corporation without further action, as of the Effective Time, and will survive the Merger and continue in full force and effect in accordance with their terms.

(e)         If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.10.

(f)          The rights of Indemnified Persons to indemnification and insurance pursuant to this Section 6.10 are expressly intended to be for the benefit of, and will be enforceable by, each Indemnified Person, his or her heirs and his or her legal representatives and are a contract right of each Indemnified Person as a third-party beneficiary of this Agreement, and those rights to indemnification and insurance shall exist in addition to and without limiting any and all rights to indemnification granted or arising under the Company Charter, the Company Bylaws or the Surviving Corporation’s Certificate of Incorporation or bylaws, or by operation of law. The provisions of this Section 6.10 shall survive the consummation of the Merger.

(g)         Notwithstanding anything herein to the contrary, in the event that any claim for indemnification is asserted or made on or prior to the sixth anniversary of the Effective Time, all rights to indemnification in respect of such claim shall continue until the final disposition of such claim.

Section 6.11         Employee Matters.

(a)         Effective as of, and continuing for a period of not less than twelve (12) months following the Closing Date, Parent, the Surviving Corporation or one of their respective Affiliates, as applicable, shall provide or cause each Continuing Employee to be provided with (i) base salary or wages that are no less favorable than those provided to such Continuing Employee immediately prior to the Closing Date, (ii) short-term cash incentive compensation opportunities that are no less favorable than those provided to such Continuing Employee immediately prior to the Closing Date, (iii) if applicable, RSUs and PRSUs, or a cash-based incentive award equivalent thereto, with an aggregate grant date fair value no less favorable than the aggregate grant date fair value of the RSU and/or PRSUs provided to such Continuing Employee in 2021; and (iv) other employee benefits that are substantially comparable in the aggregate to those provided to such Continuing Employee immediately prior to the Closing Date (other than any defined benefit pension and post-employment or retirement medical and welfare benefits, retention, change in control, transaction, stay or similar arrangements, or long-term incentive or equity-based compensation opportunities or benefits (other than as expressly provided under this Section 6.11(a)).

(b)        With respect to any employee benefit plan, program, practice, policy or arrangement maintained or contributed to by Parent, the Surviving Corporation or any of their respective Affiliates in which any Continuing Employee is eligible to participate on or after the Closing Date (each, a “Parent Benefit Plan”), for the purposes of determining eligibility to participate and vesting (but not for (i) benefit accrual purposes (except for vacation, sick leave, paid time off and severance) or (ii) vesting under any equity compensation plan, as applicable), such Continuing Employee’s service with the Company or any of the Company Subsidiaries (or any predecessor entity thereof) prior to the Closing Date shall be treated as service with Parent, the Surviving Corporation and their respective Affiliates to the same extent and for the same purpose as such Continuing Employee was entitled, immediately before the Closing Date, to credit for such service under any analogous Company Benefit Plan; provided that the foregoing shall not apply to the extent that it would result in any duplication of benefits or compensation.

(c)         Parent, the Surviving Corporation and their respective Affiliates will use reasonable best efforts to cause each Parent Benefit Plan that is a welfare benefit plan, within the meaning of Section 3(1) of ERISA, (i) to waive any and all eligibility waiting periods, actively-at-work requirements, evidence of insurability requirements, pre-existing condition limitations and other exclusions and limitations regarding the Continuing Employees and their spouses, domestic partners and dependents to the extent waived, satisfied or not applicable under the analogous Company Benefit Plan, and (ii) to recognize for each Continuing Employee for purposes of applying annual deductible, co-payment and out-of-pocket maximums under such Parent Benefit Plan any deductible, co-payment and out-of-pocket expenses paid by such Continuing Employee and his or her spouse, domestic partner and dependents under the analogous Company Benefit Plan during the plan year of such Company Benefit Plan in which the Closing Date occurs.

(d)        If directed in writing by Parent at least 10 Business Days prior to the Closing Date, the Company and the Company Subsidiaries shall terminate (or cause to be terminated) any Company Benefit Plan (including the Equity Incentive Plans) that can be legally terminated by the Company or a Company Subsidiary with such termination effective, in the case of any Company Benefit Plan that is intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code (each, a “Company 401(k) Plan”), as of the day immediately prior to the Closing Date and, in the case of any other Company Benefit Plan as of the Closing Date (or as soon as administratively practicable thereafter). The Company shall provide Parent with evidence that the applicable Company Benefit Plans have been timely terminated pursuant to resolutions of the Company Board and, as applicable, any Company Subsidiary. The form and substance of such resolutions shall be subject to the prior review and approval of Parent, which approval shall not be unreasonably withheld, conditioned or delayed. If a Company 401(k) Plan is terminated pursuant to this Section 6.11(d), Parent shall use reasonable best efforts to cause one or more defined contribution plans maintained by Parent or its Affiliates that include a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (as applicable, the “Parent 401(k) Plan”) to allow each Continuing Employee to make a “direct rollover” (as described in Section 401(a)(31) of the Code and including the in-kind rollover of notes evidencing outstanding participant loans) to the Parent 401(k) Plan of all or any portion of the vested account balances of such Continuing Employee under the Company 401(k) Plan in which each such Continuing Employee participated prior to the Closing if such direct rollover is elected in accordance with applicable Law by each such Continuing Employee.

(e)       Notwithstanding anything to the contrary set forth in this Agreement, no provision of this Agreement shall be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent, the Surviving Corporation or their respective Affiliates to relocate or terminate, any Continuing Employee for any reason; (ii) prevent the amendment, modification, or termination of any agreement with a Continuing Employee after the Effective Time; or (iii) constitute the establishment or adoption of or an amendment to any employee benefit or compensation plan, program, agreement, Contract, policy or arrangement or otherwise be treated as an adoption of, or amendment or modification of, any Company Benefit Plan, any benefit plan of Parent or any of its Affiliates or any other benefit plan arrangement. No provision of this Agreement shall confer upon any Person who is not a party to this Agreement (including any current or former Service Provider or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereto)) any third party beneficiary or other right of any kind or nature whatsoever, except that the Company may enforce these provisions on behalf of any impacted Continuing Employee.

Section 6.12        Transaction Litigation. Promptly after the Company receives notice of the commencement of any litigation relating to the Merger and the other Transactions, the Company shall notify Parent of the commencement of such litigation and, subject to entry into a customary joint defense agreement, give Parent the opportunity to consult with the Company and participate in the defense or settlement of any stockholder litigation against the Company, any Company Subsidiary or their respective directors or officers  relating to the Merger and the other Transactions. None of the Company, any Company Subsidiary or any Representative of the Company shall compromise, settle, offer to compromise or settle or come to an arrangement regarding any such stockholder litigation, in each case unless Parent shall have consented in writing (which consent shall not be unreasonably withheld, conditioned or delayed).  Parent shall, and shall cause its Subsidiaries and their respective Representative, to use their respective reasonable best efforts to cooperate with the Company in connection with the defense of any such stockholder litigation.

 Section 6.13      Rule 16b-3 Approval. Prior to the Closing, the Company and the Company Board or a committee thereof, shall use its reasonable best efforts to take all actions to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any disposition of Company equity securities (including derivative securities) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act immediately prior to the Effective Time.

Section 6.14      Obligations of Merger Sub and the Surviving Corporation. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement.

Section 6.15       No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company or any Company Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of Parent or any of its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 6.16            Financing Cooperation.

(a)        The Company shall use commercially reasonable efforts to, and shall cause each of the Company Subsidiaries and its and their respective Representatives to use its and their commercially reasonable efforts to, in each case at Parent’s sole cost and expense, provide reasonable cooperation and assistance as is customary and reasonably requested by Parent in connection with Parent obtaining any debt financing in connection with this Agreement and the Transaction (the “Anticipated Financing”), including furnishing Parent with such pertinent and customary information regarding the Company and the Company Subsidiaries (including information to be used in the preparation of one or more information packages or disclosure documents regarding the business and operations of the Company and its Subsidiaries) as is necessary or customary and as may be reasonably requested by Parent for the arrangement or marketing of any Anticipated Financing.

(b)         Notwithstanding anything to the contrary herein, all such requested cooperation provided in accordance with this Section 6.16 shall not unreasonably interfere with the normal business or operations of the Company and its Subsidiaries and in no event shall the Company or any of its Subsidiaries be required to (i) bear any fees and expenses (including those payable to Representatives), pay any commitment or other fee, incur any other liability, make any other payment or agree to provide any indemnity in connection with the Anticipated Financing or any of the foregoing prior to the Effective Time, except to the extent reimbursed and/or indemnified by Parent pursuant to the last sentence of this Section 6.16(b) or (ii) enter into any definitive agreement that is not expressly contingent on, or that would be effective prior to, the occurrence of the Closing. In addition, nothing in this Section 6.16 shall require any action that would conflict with or violate the Company Charter or the Company Bylaws or the comparable organizational documents of any Company Subsidiary or any Law or result in, prior to the Effective Time, the material contravention of, or that would reasonably be expected to result in, prior to the Effective Time, a material violation or material breach of, or material default under, any Contract to which the Company or its Subsidiaries is a party. For the avoidance of doubt, none of the Company or any of its Subsidiaries or their respective officers, directors (with respect to any Subsidiary of the Company) or employees shall be required to execute or enter into or perform any agreement with respect to the Anticipated Financing that is not contingent upon the Closing or that would be effective prior to the Closing and no directors of the Company that will not be continuing directors, acting in such capacity, shall be required to execute or enter into or perform any agreement or adopt any resolution with respect to the Anticipated Financing. Parent (I) shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket fees and expenses (including (A) reasonable attorneys’ fees and (B) all fees and expenses of the Company’s accounting firms engaged to assist in connection with the Anticipated Financing, including performing additional requested procedures, reviewing any offering documents, participating in any meetings and providing any comfort letters) incurred by the Company or any of its Subsidiaries or their respective Representatives in connection with the Anticipated Financing, including the cooperation of the Company and its Subsidiaries and Representatives contemplated by this Section 6.16 and (II) shall indemnify, defend and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, costs, fines, penalties, damages, liabilities, claims, actions, proceedings, judgments and amounts paid in settlement or fees and expenses (including those payable to Representatives) suffered or incurred by any of them in connection with the arrangement of the Anticipated Financing (including the performance of their respective obligations under, or the taking of or refraining from any action in accordance with, this Section 6.16) and any information used in connection therewith, in each case other than to the extent any of the foregoing was suffered or incurred as a result of the bad faith, gross negligence or willful misconduct of the Company or any of its Subsidiaries or, in each case, their respective Affiliates and Representatives.

 Section 6.17        Migration.

(a)         Prior to the Effective Time, the Company shall, and shall cause its Subsidiaries to, take commercially reasonable efforts to carry out the actions (including, without limitation, (x) prior to the Migration Commencement Time, the actions set forth on Schedule 6.17(a) and, (y) after the Migration Commencement Time and subject to Section 6.17(c), the actions set forth on Schedule 6.17(c)), required to (i) effect the continuation of the Migrating Subsidiaries as Delaware limited liability companies under the applicable Laws of Delaware and discontinuation as exempted companies or corporations, as applicable, under the applicable Laws of Bermuda or Barbados, as applicable, and (ii) after the effectiveness of (i), with respect to each Migrating Subsidiary, cause each such Migrating Subsidiary to end its fiscal year at least one Business Day following the effectiveness of the discontinuation of the applicable Migrating Subsidiary  pursuant to the foregoing clause (i) (clauses (i) and (ii) collectively, the “Migration”).

(b)        As promptly as practicable following the date hereof, the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to provide all notices and obtain all material consents from counterparties to (i) the Contracts set forth on Schedule 6.17(b)(i) (the “Key Contract Consents”) and (ii) all other Contracts of the Company and Company Subsidiaries, in each case necessary under such Contracts in order to consummate the Contribution and the Migration without any material breach or default thereunder (clauses (i) and (ii) collectively, the “Migration Contract Consents”); provided that, except as set forth on Schedule 6.17(b)(ii), without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), none of the Company or any Company Subsidiary shall pay any material consent or other similar fee, payment or consideration or, make any other material concession or accommodation (financial or otherwise) or provide any additional security (including a guaranty), to obtain such Migration Contract Consents. In the event that the Company is unable to obtain the Key Contract Consents, or the Company requests that Parent consent to the payment of a consent fee (plus fees and expenses) or similar payment in connection with obtaining the Key Contract Consents and Parent does not provide such consent, then the Company and Parent shall cooperate in good faith for a period of ten (10) days to mutually agree on an alternative course of action.  If after such ten (10) day period has passed, or such longer period as mutually agreed to by the Company and Parent in writing, no alternative course of action has been mutually agreed, the Company shall take the actions set forth on Schedule 6.17(b)(iii).

(c)          Promptly following such time as all of the conditions set forth in Section 7.1, Section 7.2 and Section 7.3 have been satisfied, other than Section 7.2(d) and Section 7.3(c), and in any event within two Business Days thereafter (such date of delivery, the “Bring-Down Date”), the Company shall deliver the certificate contemplated by Section 7.2(d), and Parent shall deliver the certificate contemplated by Section 7.3(c).  Promptly following delivery of the certificates contemplated by the foregoing sentence (and no earlier than such time), and in any event no later than one Business Day thereafter (such time, the “Migration Commencement Time”), the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to take the actions set forth in Schedule 6.17(c)(i) in accordance with the terms (including with respect to timing) set forth therein (the “Contribution”). One Business Day after the completion of the Contribution (and no earlier than one Business Day after the completion of the Contribution), the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to make the Migration Filings, and thereafter effect the Migration as promptly as reasonably practicable; provided, that the Company shall not, and shall cause its Subsidiaries not to, file any documents that have not been approved by Parent (such approval not to be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary set forth in this Agreement, and without limiting Section 2.2, the parties hereto agree that the Closing shall not occur earlier than on the next Business Day after the Migration (including the occurrence of clause (ii) of the definition thereof with respect to each Migrating Subsidiary) has become effective pursuant to Section 6.17(a).

(d)         Without limiting the foregoing, each of Parent and the Company shall (i) cooperate in all respects with each other in connection with any communication, filing or submission to a Governmental Authority in respect of the Migration, the Contribution or a third party in respect of a Migration Contract Consent; (ii) keep the other party and its counsel reasonably promptly informed of any communication received by such party from, or given by such party to, any Governmental Authority in respect of the Migration, the Contribution or any third party in respect of a Migration Contract Consent; (iii) consult with each other in advance of any meeting or conference with any Governmental Authority in respect of the Migration, the Contribution or any third party in respect of a Migration Contract Consent, and to the extent permitted by such Governmental Authority (in the case of a meeting or conference with a Governmental Authority), give the other party or its counsel the opportunity to attend and participate in such meetings and conferences; and (iv) permit the other party and its counsel to review in advance any submission, filing or communication (and documents submitted therewith) intended to be given by it to any such Governmental Authority in respect of the Migration, the Contribution or any such third party in respect of a Migration Contract Consent.

Section 6.18        Company Equity Awards. No later than five (5) Business Days prior to the Closing Date, the Company shall provide Parent with a revised version of Section 4.3(d) of the Company Disclosure Schedule updated as of such date, to the extent of any changes from the date hereof.

Section 6.19        Resignation. At or prior to Closing, the Company shall use reasonable best efforts to deliver to Parent resignation letters, effective as of the Effective Time, of the directors of the Company and those directors, managers or officers of any Company Subsidiary as requested by Parent at least five Business Days prior to the Closing.

Section 6.20      Dissolution. Prior to the Migration Commencement Time, the Company shall cause CAL Funding III Limited to be liquidated pursuant to the Laws of Bermuda and to cease to exist for all purposes under the Laws of Bermuda.

Section 6.21        Service Provider List. The Company shall make the Service Provider List available to Parent through the Effective Time through the virtual data room in effect as of the date hereof and shall provide Parent a revised Service Provider List ten (10) days prior to the Effective Time updated as of such date, to the extent of any changes from the date hereof.

ARTICLE VII
CONDITIONS TO THE CONTRIBUTION, MIGRATION FILINGS AND MERGER

Section 7.1         Conditions to Each Party’s Obligation to Commence the Contribution and Migration Filings. The respective obligation of each party to commence the Contribution, and thereafter make the Migration Filings in accordance with Section 6.17(c), shall be subject to the satisfaction or waiver (where permissible pursuant to applicable Law) on or prior to the Migration Commencement Time of each of the following conditions:

(a)          Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b)         Regulatory Approvals. Any waiting period applicable to the consummation of the Merger under the HSR Act and the laws of the countries listed on Section 7.1(b) of the Company Disclosure Schedule pertaining to pre-merger notification shall have expired, been terminated or otherwise concluded in a manner favorable to consummation of the Merger, in each case without the imposition of a Burdensome Condition.

(c)         No Injunctions, Restraints, or Illegality. No Governmental Authority having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced, or entered any Laws or Orders, whether temporary, preliminary, or permanent, that make illegal, enjoin, or otherwise prohibit consummation of the Merger or the other Transactions or that imposes a Burdensome Condition.

(d)        Key Contract Consents.  The Company shall have received, and delivered to Parent reasonably satisfactory evidence of, all Key Contract Consents or, subject to the last sentence of Section 6.17(b), the Company shall have no further obligations, and the occurrence of the Migration shall not cause any default, under the Contracts set forth on Schedule 6.17(b)(i) for which the Key Contract Consents have not been obtained.

(e)          Prerequisites.  Each action, consent or permission identified on Schedule 6.17(a) shall have been taken or obtained, as applicable.

Section 7.2        Conditions to Obligations of Parent and Merger Sub to Commence the Contribution and Migration Filings. The respective obligations of each of Parent and Merger Sub to permit the Company to commence the Contribution and Migration Filings in accordance with Section 6.17(c) shall be subject to the satisfaction or waiver by Parent at or prior to the Migration Commencement Time of the following conditions:

(a)          Accuracy of Representations and Warranties.

(i)        The representations and warranties of the Company contained in this Agreement (except for the representations and warranties contained in the first sentence of Section 4.1, Section 4.2, Section 4.3, Section 4.4, Section 4.5(c), Section 4.18, Section 4.19 and Section 4.20) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) on the date of this Agreement and at and as of the Migration Commencement Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(ii)         The representations and warranties of the Company contained in Section 4.3 and Section 4.5(c) shall be true and correct on the date of this Agreement and at and as of the Migration Commencement Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for any failures of such representations and warranties to be so true and correct that, individually or in the aggregate, are de minimis in nature and amount.

(iii)        The representations and warranties of the Company contained in the first sentence of Section 4.1, Section 4.2, Section 4.4, Section 4.18, Section 4.19 and Section 4.20 shall be true and correct in all respects on the date of this Agreement and at and as of the Migration Commencement Time as if made at and as of such time.

(b)        Performance of Obligations. The Company shall have performed each of its material obligations required to be performed by it under this Agreement at or prior to the Migration Commencement Time.

(c)         No Material Adverse Effect. Since the date of this Agreement and prior to the Migration Commencement Time, there shall not have occurred any fact, circumstance, occurrence, effect, change, event or development that has had a Company Material Adverse Effect.

(d)         Company Certificate. The Company shall have delivered to Parent a certificate, dated as of the Bring-Down Date and signed by its Chief Executive Officer or Chief Financial Officer, certifying to the effect that the conditions set forth in Section 7.1(a), Section 7.1(c), Section 7.1(d), Section 7.1(e), Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied (with references therein to the Migration Commencement Time being deemed to be references to the Bring-Down Date), and the condition set forth in Section 7.5(e) is reasonably expected to be satisfied as of the Closing.

Section 7.3       Conditions to Company’s Obligation to Commence the Contribution and Migration Filing. The obligation of the Company to commence the Contribution and Migration Filing in accordance with Section 6.17(c) shall be subject to the satisfaction or waiver by the Company at or prior to the Migration Commencement Time of the following conditions:

(a)          Accuracy of Representations and Warranties.

(i)          The representations and warranties of Parent and Merger Sub contained in this Agreement (except for the representations and warranties contained in the first sentence of Section 5.1, Section 5.2 and Section 5.5) shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) on the date of this Agreement and at and as of the Migration Commencement Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(ii)         The representations and warranties of Parent and Merger Sub contained in the first sentence of Section 5.1, Section 5.2 and Section 5.5 shall be true and correct in all respects on the date of this Agreement and at and as of the Migration Commencement Time as if made at and as of such time.

(b)          Performance of Obligations. Each of Parent and Merger Sub shall have performed all material obligations required to be performed by each of Parent and Merger Sub under this Agreement at or prior to the Migration Commencement Time.

(c)        Parent Certificate. Parent shall have delivered to the Company a certificate, dated as of the Bring-Down Date and signed by an executive officer of Parent, certifying to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied (with references therein to the Migration Commencement Time being deemed to be references to the Bring-Down Date), and, without prejudice to Parent’s ability to subsequently assert that the conditions set forth in Section 7.4 and Section 7.5 have not been satisfied, acknowledging and agreeing that the conditions set forth in Section 7.1 and Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied (with references therein to the Migration Commencement Time being deemed to be references to the Bring-Down Date).

Section 7.4         Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction or waiver (where permissible pursuant to applicable Law) on or prior to the Effective Time of each of the conditions set forth in Section 7.1(a)-(c).

Section 7.5          Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The respective obligations of each of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a)          Accuracy of Representations and Warranties.

(i)       The representations and warranties of the Company contained in this Agreement (except for the representations and warranties contained in the first sentence of Section 4.1, Section 4.2, Section 4.3, Section 4.4, Section 4.5(c), Section 4.18, Section 4.19 and Section 4.20) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except:  (A) where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) has not had and would not reasonably be expected to have a Company Material Adverse Effect resulting from the Company having taken any action or omitted to take any action; or (B) where the failure of such representations and warranties to be true and correct arises out of, results from or relates to the Migration.

(ii)         The representations and warranties of the Company contained in Section 4.3 and Section 4.5(c) shall be true and correct as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for any failures of such representations and warranties to be so true and correct that, individually or in the aggregate, are de minimis in nature and amount.

(iii)        The representations and warranties of the Company contained in the first sentence of Section 4.1, Section 4.2, Section 4.4, Section 4.18, Section 4.19 and Section 4.20 shall be true and correct in all respects at and as of the Closing Date as if made at and as of such time.

(b)        Performance of Obligations. The Company shall have performed each of its material obligations required to be performed by it under this Agreement at or prior to the Closing Date or the Effective Time.

(c)         Company Certificate. The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or Chief Financial Officer, certifying to the effect that the conditions set forth in Section 7.5(a) and Section 7.5(b) have been satisfied.

(d)          Migration. (i) The parties shall have received from the applicable Governmental Authorities reasonably satisfactory evidence of the completion of the Migration pursuant to the applicable Laws of Barbados, Bermuda and Delaware, (ii) the Migration shall have occurred with respect to each of the Migrating Subsidiaries and (iii) the Company shall have made the Migration Filings in accordance with Section 6.17(c).

(e)         FIRPTA Certificate. The Company shall have delivered to Parent (i) a certificate certifying that the Shares are not U.S. real property interests within the meaning of Section 897(c) of the Code, which certificate shall be provided pursuant to Treasury Regulation Sections 1.1445-2(c)(3), shall conform to Treasury Regulations Section 1.897-2(h), and shall be in a form reasonably satisfactory to Parent and (ii) a notice to the Internal Revenue Service, signed by the Company, that satisfies the requirements of Treasury Regulations Section 1.897-2(h)(2).

Section 7.6         Conditions to Company’s Obligation to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a)          Accuracy of Representations and Warranties.

(i)          The representations and warranties of Parent and Merger Sub contained in this Agreement (except for the representations and warranties contained in the first sentence of Section 5.1, Section 5.2 and Section 5.5) shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(ii)         The representations and warranties of Parent and Merger Sub contained in the first sentence of Section 5.1, Section 5.2 and Section 5.5 shall be true and correct in all respects at and as of the Closing Date as if made at and as of such time.

(b)        Performance of Obligations. Each of Parent and Merger Sub shall have performed in all material respects all material obligations required to be performed by each of Parent and Merger Sub under this Agreement at or prior to the Closing Date or the Effective Time.

(c)         Parent Certificate. Parent shall have delivered to the Company a certificate, dated as of the Closing Date and signed by an executive officer of Parent, certifying to the effect that the conditions set forth in Section 7.6(a) and Section 7.6(b) have been satisfied.

ARTICLE VIII
TERMINATION

Section 8.1          Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time (whether before or after the receipt of the Company Stockholder Approval) by the mutual written consent of Parent and the Company.

 Section 8.2         Termination by Parent or the Company. This Agreement may be terminated by either Parent or the Company at any time prior to the Effective Time (whether before or after the receipt of the Company Stockholder Approval):

(a)         if the Merger has not been consummated on or before February 28, 2022 (or such later date as agreed to by the parties) (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.2(a) shall not be available to any party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or before the End Date;

(b)         if any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order making illegal, permanently enjoining, or otherwise permanently prohibiting the consummation of the Merger or the other Transactions, and such Law or Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.2(b) shall not be available to any party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the cause of, or resulted in, the issuance, promulgation, enforcement, or entry of any such Law or Order; or

(c)         if this Agreement has been submitted to the stockholders of the Company for adoption at a duly convened Company Stockholders Meeting and the Company Stockholder Approval shall not have been obtained at such meeting (unless such Company Stockholders Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof); provided that in the event the Company Board shall have made a Company Adverse Recommendation Change, the Company may only terminate the Agreement pursuant to this Section 8.2(c) if it has paid to Parent the Termination Fee pursuant to Section 8.6(a)(iii).

 Section 8.3          Termination by the Company. This Agreement may be terminated by the Company at any time prior to the Effective Time:

(a)        if prior to the receipt of the Company Stockholder Approval at the Company Stockholders Meeting, the Company Board (or a committee thereof) authorizes the Company, in accordance with Section 6.4, to terminate this Agreement and enter into a Company Acquisition Agreement in respect of a Superior Proposal; provided, that in the event of such termination, the Company substantially concurrently enters into such Company Acquisition Agreement; provided, further, that the Company may only terminate the Agreement pursuant to this Section 8.3(a) if it has paid to Parent the Termination Fee pursuant to Section 8.6(a)(ii);

(b)         if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement such that the conditions to the occurrence of the Migration Commencement Time set forth in Section 7.3(a), Section 7.3(b) or to the Closing of the Merger set forth in Section 7.6(a) or Section 7.6(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; provided, that the Company shall have given Parent at least 30 days written notice prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 8.3(b); provided, further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.3(b) if the Company is then in material breach of any representation, warranty, covenant, or obligation hereunder, which breach has not been cured and such breach would prevent satisfaction of the conditions to closing contained in Section 7.5; or

(c)          if (i) all of the conditions set forth in Section 7.4 and Section 7.5 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to such conditions being able to be satisfied) have been satisfied or waived by Parent, (ii) the Company stood ready, willing and able to consummate the Closing on the date required by Section 2.2 and the Company shall have given Parent a written notice on or after such date confirming such fact and (iii) Parent and Merger Sub shall have failed to consummate the Merger within ten (10) Business Days following the later of the date when it is required to consummate the Merger as required by Section 2.2 and the receipt of such notice; provided, that notwithstanding anything in Section 8.2(a) to the contrary, no party shall be permitted to terminate this Agreement pursuant to Section 8.2(a) during any such ten (10) Business Day period; or

(d)         if the Merger has not been consummated within seventy (70) days of the later of (i) the earliest date on which the Contribution is permitted to be made pursuant to Section 6.17(c) and (ii) the date of the Contribution.

Section 8.4       Termination by Parent. This Agreement may be terminated by Parent (with any termination by Parent also being an effective termination by Merger Sub):

(a)       If (i) a Company Adverse Recommendation Change shall have occurred, or (ii) after public announcement of an Alternative Proposal, the Company Board shall have failed to reaffirm the Company Board Recommendation within ten (10) Business Days after receipt of any written request to do so from Parent, provided that Parent may only make such request once with respect to any particular Alternative Proposal or any material publicly announced amendment or modification thereto; or (iii) the Company or the Company Board has breached its obligations under Section 6.3 or Section 6.4 in any material respect; provided that Parent shall not have the right to terminate this Agreement under this Section 8.4(a) after the Company Stockholder Approval is obtained.

(b)         if there shall have been a breach of any representation, warranty, covenant, or agreement on the part of the Company set forth in this Agreement such that the conditions to the occurrence of the Migration Commencement Time set forth in Section 7.2(a), Section 7.2(b) or to the occurrence of the Merger set forth in Section 7.5(a) or Section 7.5(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; provided that Parent shall have given the Company at least 30 days written notice prior to such termination stating Parent’s intention to terminate this Agreement pursuant to this Section 8.4(b); provided further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.4(b) if Parent or Merger Sub is then in material breach of any representation, warranty, covenant, or obligation hereunder, which breach has not been cured.

Section 8.5           Notice of Termination; Effect of Termination.

(a)        In the event of termination of this Agreement as provided in Section 8.2, Section 8.3 or Section 8.4, the terminating party shall deliver written notice thereof to the other party or parties (as applicable), specifying with particularity the reason for such termination and the provision hereof pursuant to which such termination is made, and any such termination in accordance with this Section 8.5 shall be effective immediately upon delivery of such written notice to such other party or parties.

(b)          If this Agreement is terminated pursuant to this Article VIII, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any shareholder, director, officer, employee, agent, or Representative of such party) to any other party hereto, except: (a) with respect to this Section 8.5, Section 8.6, and Article IX (and any related definitions contained in any such Sections or Article), which shall remain in full force and effect; and (b) unless otherwise expressly provided in this Agreement, with respect to any liabilities or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud or the willful and material breach by another party of any of its representations, warranties, covenants, or other agreements set forth in this Agreement.

 Section 8.6          Termination Fee; Expense Reimbursements.

(a)          Termination Fee.

(i)         If this Agreement is terminated by Parent pursuant to Section 8.4(a), then the Company shall pay to Parent (by wire transfer of immediately available funds), within five Business Days after such termination, a fee in an amount equal to the Termination Fee.

(ii)         If this Agreement is terminated by the Company pursuant to Section 8.3(a), then the Company shall pay to Parent (by wire transfer of immediately available funds), substantially concurrently with such termination, a fee in an amount equal to the Termination Fee.

(iii)       If this Agreement is terminated by the Company or Parent pursuant to Section 8.2(c) and the Company Board shall have made a Company Adverse Recommendation Change, then the Company shall pay to Parent (by wire transfer of immediately available funds), substantially concurrently with such termination, a fee in an amount equal to the Termination Fee.

(iv)        If (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.2(a) or Section 8.2(c), (ii) after the date of this Agreement and prior to the time of the Company Stockholders Meeting (or adjournment or postponement thereof) at which a vote was taken to adopt the Merger but the Company Stockholder Approval was not obtained, an Alternative Proposal shall have been publicly made, commenced or submitted or announced and not publicly and irrevocably withdrawn at least five Business Days prior to such Company Stockholders Meeting and (iii) the Company consummates a transaction with respect to any Alternative Proposal within 12 months after such termination, or signs a definitive agreement with respect to any Alternative Proposal within 12 months after such termination and such transaction is subsequently consummated, then the Company shall pay to Parent, within two Business Days following such consummation, the Termination Fee; provided that, solely for purposes of this Section 8.6(a)(iv), all references to “fifteen percent (15%)” in the definition of Alternative Proposal shall be deemed to be references to “fifty percent (50%).”

(b)        Parent Termination Fee. If this Agreement is terminated by the Company pursuant to Section 8.3(c), Parent shall pay to the Company (by wire transfer of immediately available funds), within five Business Days after such termination, a fee in an amount equal to the Parent Termination Fee.

(c)        The parties acknowledge and agree that in no event shall the Company or Parent be obligated to pay the Termination Fee or the Parent Termination Fee, as applicable, on more than one occasion.

(d)       Upon any termination of this Agreement in circumstances where the Termination Fee or Parent Termination Fee is payable, the paying party shall, in addition to payment of the Termination Fee or the Parent Termination Fee, as applicable, reimburse the receiving party (by wire transfer of immediately available funds), no later than three Business Days after such termination, for 100% of its out-of-pocket fees, costs, obligations owed to third parties and expenses (including reasonable fees and expenses of its counsel) actually incurred by it in connection with the consideration, negotiation or implementation of this Agreement or the Transactions and other actions contemplated hereby in an amount not to exceed $5,000,000.

(e)         Each party hereto acknowledges that the agreements contained in this Section 8.6 are an integral part of the Transactions and that, without these agreements, the parties hereto would not enter into this Agreement. Each party hereto further acknowledges that neither the Termination Fee nor the Parent Termination Fee is a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub or the Company, as applicable, in the circumstances in which the Termination Fee or the Parent Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions.

(f)          Notwithstanding anything to the contrary in this Agreement and subject in all respects to Parent’s right to pursue equitable remedies or specific performance under Section 9.10 and the expense reimbursement obligations of the Company under this Section 8.6, the parties hereby acknowledge that in the event that the Termination Fee becomes payable and is paid by the Company pursuant to this Section 8.6, the Termination Fee shall be the sole and exclusive remedy of Parent, Merger Sub, or any of their respective former, current or future general or limited partners, stockholders, financing sources, managers, members, directors or Affiliates (the “Parent Related Parties”) against the Company and its Subsidiaries and any of their former, current or future officers, directors, partners, stockholders, managers, members or Affiliates for monetary damages suffered as a result of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise relating to or arising out of this Agreement or the Transactions.  Notwithstanding anything to the contrary in this Agreement and subject in all respects to the Company’s right to pursue equitable remedies or specific performance under Section 9.10 and the expense reimbursement obligations of Parent under this Section 8.6, the parties hereby acknowledge that in the event that the Parent Termination Fee becomes payable and is paid by Parent pursuant to this Section 8.6, payment of the Parent Termination Fee shall be the sole and exclusive remedy of the Company and its Subsidiaries, or any of their respective former, current or future general or limited partners, stockholders, financing sources, managers, members, directors or Affiliates against the Parent Related Parties for monetary damages suffered as a result of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise relating to or arising out of this Agreement or the Transactions.

ARTICLE IX
MISCELLANEOUS

Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. This Section 9.1 does not limit any covenant or agreement of the parties contained in this Agreement which, by its terms, contemplates performance after the Effective Time. The Confidentiality Agreement will survive termination of this Agreement in accordance with its terms.

Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) or by electronic mail to the parties at the following addresses:

(a)	if to the Company, to:

CAI International, Inc.
Steuart Tower, 1 Market Plaza, Suite 2400
San Francisco, CA 94105
Attention:  Chief Financial Officer
Email: finance@capps.com
legal@capps.com

with a copy, which will not constitute notice for purposes hereof, to:

Perkins Coie LLP
505 Howard Street Suite 1000
San Francisco, CA 94105
Attention:  Edward J. Wes
Email: EDWes@perkinscoie.com

Perkins Coie LLP
1900 Sixteenth Street Suite 1400
Denver, CO 80202-5255
Attention:  Garland (Sonny) W. Allison
Email: SAllison@perkinscoie.com

(b)	if to Parent or Merger Sub, to:

Mitsubishi HC Capital Inc.
5-1 Marunouchi 1-Chome, Chiyoda-ku
Tokyo, 100-6525 Japan
Attention: Toshio Oka

Email: logi-project-01@mitsubishi-hc-capital.com

with a copy, which will constitute notice for purposes hereof, to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attention: Phillip R. Mills
Email: phillip.mills@davispolk.com

with a copy, which will not constitute notice for purposes hereof, to:

Nishimura & Asahi LLP
1251 Avenue of the Americas, 23rd Floor,
New York, NY 10020
Attention: Megumi Shimizu
Email: m.shimizu@nishimura.com

or to such other address as any party shall specify by written notice so given. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. as of the local time of the recipient’s address above and such day is a Business Day in the place of receipt; provided, that notices, requests or other communications provided by electronic mail shall be deemed received upon delivery. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 9.3        Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Any purported assignment in violation of this Agreement is void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors. Except for the provisions of Section 6.10 and this Section 9.3, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement, other than (i) the right of the stockholders of the Company to receive the aggregate Merger Consideration after the Closing (a claim that may not be made unless and until the Effective Time shall have occurred), and (ii) the rights of the holders of Options, RSUs and PRSUs to receive the amounts set forth in and pursuant to Section 3.3 (a claim that may not be made unless and until the Effective Time shall have occurred). The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.4 without notice or liability to any Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.4        Extension; Waivers. At any time prior to the Effective Time, each party may, to the extent permissible under applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto (as applicable), (b) waive any inaccuracies in the representations and warranties made by any other party hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of any other party hereto contained herein; provided that any agreement by a party to any such waiver or extension shall be valid only if set forth in an instrument in writing duly executed by the party against whom the waiver is to be effective. Subject to the foregoing, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, or delay or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default hereunder by any other party shall be deemed to impair any such right power or remedy, nor will it be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

Section 9.5          Amendments. This Agreement may be amended by the parties hereto, by action taken or authorized by their boards of directors, at any time prior to the Effective Time; provided, however, that after the Company Stockholder Approval, no amendment may be made without further stockholder approval which by Law requires further approval by the holders the Company’s capital stock. This Agreement may not be amended except by an instrument in writing duly executed by each of the parties hereto.

Section 9.6        Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement among the parties and supersede all other prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. Each exhibit and schedule to this Agreement will be considered incorporated into this Agreement.

Section 9.7          Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

Section 9.8          Severability. If any provision of this Agreement is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement, to the extent possible, in such a manner as to be valid, legal and enforceable but so as to retain most nearly the intent of the parties as expressed herein, and if such a modification is not possible, that provision will be severed from this Agreement, and all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any party.

Section 9.9          Governing Law. This Agreement and any controversy related to or arising, directly or indirectly, out of, caused by or resulting from this Agreement will be governed by and construed in accordance with the domestic Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 9.10         Enforcement of Agreement.

(a)          The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the Merger and the Transactions) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties acknowledge and hereby agree that, unless this Agreement has been terminated in accordance with Article VIII, in the event of any breach or threatened breach by the Company, on the one hand, or Parent or Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and Parent or Merger Sub, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement.

(b)         Each of the parties agrees that it will not raise any objection to the availability of the equitable remedy of specific performance or other equitable relief as provided herein, including objections on the basis that (i) either party has an adequate remedy at law or equity or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such Order or injunction. The remedies available to each party pursuant to this Section 9.10 shall be in addition to any other remedy to which it is entitled at law or in equity, and the election to pursue an injunction or specific performance shall not restrict, impair or otherwise limit either party hereto from, terminating this Agreement and collecting the Parent Termination Fee or Termination Fee, as applicable, pursuant to Section 8.6 in the event that specific performance is not granted. The parties hereto further agree that nothing set forth in this Section 9.10 shall require any party hereto to institute any proceeding for specific performance under this Section 9.10 prior to or as a condition to exercising any termination right under Article VIII (or receipt of any amounts due pursuant to Section 8.6), nor shall the commencement of any legal action or legal proceeding pursuant to this Section 9.10 or anything set forth in this Section 9.10 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VIII.

Section 9.11         Consent to Jurisdiction and Venue.(a)           Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the state courts of the State of Delaware, or the Federal court of the United States of America located in the District of Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to or to enforce this Agreement or the agreements delivered in connection herewith or any of the Transactions or any other transactions contemplated thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in such courts, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware state court or, to the extent permitted by applicable Law, in such Federal court, (c) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware state or Federal court, and (d) waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware state or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.2.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Law.

Section 9.12       Waiver of Jury Trial. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO OR TO ENFORCE THIS AGREEMENT OR THE ACTIONS OF PARENT OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

Section 9.13        No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon or under this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the parties hereto, and no Person who is not a party to this Agreement, including any director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney or other Representative of any party to this Agreement that is not itself a party to this Agreement, shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim against the parties to this Agreement (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the Transactions or in respect of any oral representation made or alleged to be made in connection herewith.

[Remainder of page intentionally left blank.]

The parties have caused this Agreement to be signed by their respective duly authorized officers as of the date first written above.

CAI INTERNATIONAL, INC.

By:	/s/ Dave Remington
Name:	Dave Remington
Title:	Chairman of the Board

MITSUBISHI HC CAPITAL INC.

By:	/s/ Kenji Yasuno
Name:	Kenji Yasuno
Title:	Authorized Signatory

CATTLEYA ACQUISITION CORP.

By:	/s/ Toshio Oka
Name:	Toshio Oka
Title:	Authorized Signatory

[Signature Page to Agreement and Plan of Merger]